Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BETWEEN

CC BIDDING CORP.
(as Purchaser)

AND

COAST CRANE COMPANY
(as Seller)

Dated as of November 1, 2010

i

5.14	Brokers	32
5.15	Financial Statements	32
5.16	Absence of Certain Changes	32
5.17	Tangible Personal Property	32
5.18	No Other Representations or Warranties; Schedules	32
5.19	Board Approval and Recommendation	33
5.20	[Intentionally omitted]	33
5.21	Sales Commissions	33
5.22	Acknowledgment	33

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		33

6.1	Organization and Good Standing	33
6.2	Authorization of Agreement	33
6.3	Conflicts; Consents of Third Parties	34
6.4	Brokers	34
6.5	Adequate Assurance	34
6.6	Condition of the Purchased Assets	34

ARTICLE VII BANKRUPTCY COURT MATTERS		35

7.1	[Intentionally omitted]	35
7.2	[Intentionally omitted]	35
7.3	[Intentionally omitted]	35
7.4	The Sale Order	35
7.5	Bankruptcy Court Approval	36

ARTICLE VIII COVENANTS		36

8.1	Access to Information	36
8.2	Conduct Pending the Closing	37
8.3	Consents	39
8.4	Regulatory Approvals	40
8.5	Further Assurances	41
8.6	Preservation of Records	41
8.7	Publicity	41
8.8	Schedules	41
8.9	Compliance with DIP Credit Agreement	41
8.10	Motions, Orders, etc	41
8.11	[Intentionally omitted]	42
8.12	Post-Closing Name Changes	42
8.13	Bonuses and Commissions	42
8.14	Communications with Customers and Suppliers.	42
8.15	Post-Closing Receipts.	42

ARTICLE IX EMPLOYEES AND EMPLOYEE BENEFITS		43

9.1	Employees	43
9.2	Standard Procedure	43

ii

9.3	Employee Benefits	43
9.4	Indemnification	44
9.5	No Obligations	44

ARTICLE X CONDITIONS TO CLOSING		44

10.1	Conditions Precedent to Obligations of Purchaser	44
10.2	Conditions Precedent to Obligations of Seller	45
10.3	Conditions Precedent to Obligations of Purchaser and Seller	46
10.4	Frustration of Closing Conditions	46

ARTICLE XI Taxes		47

11.1	Transfer Taxes	47
11.2	Prorations	47
11.3	Purchase Price Allocation	47
11.4	Cooperation and Audits	47

ARTICLE XII MISCELLANEOUS		48

12.1	No Survival of Representations and Warranties	48
12.2	Expenses	48
12.3	Injunctive Relief; Limitation on Damages	48
12.4	Submission to Jurisdiction; Consent to Service of Process	48
12.5	Waiver of Right to Trial by Jury	49
12.6	Entire Agreement; Amendments and Waivers	49
12.7	Governing Law	49
12.8	Notices	49
12.9	Severability	51
12.10	Assignment	51
12.11	General Release	52
12.12	Counterparts; Facsimile Signatures	52

Exhibits
Exhibit A	Sale Order

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into and dated as of November 1, 2010 (the “Effective Date”), by and among CC Bidding Corp. ("Purchaser"), a Delaware corporation an indirect wholly-owned subsidiary of Essex Rental Corp., a Delaware corporation (“Essex”), Essex solely with respect to the assumption of indebtedness by it pursuant to Section 3.1(a)(ii),  and Coast Crane Company, a Delaware corporation (“Company” or “Seller”).

WITNESSETH:

WHEREAS, Seller is engaged in the business of providing specialty lifting solutions and crane rental services in the United States and Canada (the “Business”);

WHEREAS, Seller has filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Washington (the “Bankruptcy Court”), Case Number 10-21229 (the “Bankruptcy Case”);

WHEREAS, upon the terms and subject to the conditions set forth herein and as authorized under Sections 105, 363, and 365 of the Bankruptcy Code, Purchaser desires to purchase and assume from Seller, and Seller desires to sell, transfer and assign to Purchaser, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

WHEREAS, Seller believes, following consultation with its financial advisor and consideration of available alternatives, that, in light of the current circumstances, a sale of its assets is necessary to maximize value and is in the best interest of Seller, its stockholders and creditors; and

WHEREAS, the transactions contemplated by this Agreement (the “Transactions”) are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to a Sale Order (as defined below) to be entered in the Bankruptcy Case and other applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound by the terms hereof, hereby agree as set forth herein:

ARTICLE I

DEFINITIONS

1.1          Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1 or in other Sections of this Agreement, as identified in the chart in Section 1.2:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assumed Executory Contracts” means all Assumed Contracts and Assumed Leases.

“Assumption Order” means an Order of the Bankruptcy Court authorizing the assumption or the assumption and assignment of a Contract or Lease pursuant to Section 365 of the Bankruptcy Code, which Order may be the Sale Order.

 “Budget” means the DIP Budget approved by the Bankruptcy Court in connection with approval of the DIP Credit Agreement and any further DIP Budget approved by the Bankruptcy Court.

“Business Day” means any day of the year on which national banking institutions in New York, New York and Seattle, Washington are open to the public for conducting business and are not required or authorized by law to close.

“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, indenture, note, bond, personal property or other lease, license, purchase or sale order, warranties, commitments, or other written or oral agreement, other than a Lease, to which a Seller is a party.

“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assumed Leases and the Assumed Contracts.

“DIP Credit Agreement” means the debtor in possession financing facility approved by the Bankruptcy Court.

“DLL Facility” means the Agreement for Inventory Financing, dated June 25, 2009, entered into among Seller, as Borrower and De Lage Landen Financial Services, Inc., as Lender (as amended, amended and restated, or modified from time to time).

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), whether or not in electronic form.

“Employee Benefit Plans” means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity related compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, change in control, retention or severance plan, agreement or arrangement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by Seller or an ERISA Affiliate, to which Seller or an ERISA Affiliate is party, whether written or oral, for the benefit of any director or employee or former director or employee of the Company, or to which Seller or an ERISA Affiliate otherwise has any actual or potential liability.

“Employees” means all individuals, as of the date hereof, who are employed by Seller.

“Employer Payroll Taxes” means the employer’s share of payroll Taxes associated with a payment obligation to an employee.

“Encumbrances” means any security interest, lien, collateral assignment, right of setoff, debt, obligation, liability, pledge, levy, charge, escrow, encumbrance, option, right of first refusal, transfer restriction, conditional sale contract, title retention contract, mortgage, lease, deed of trust, hypothecation, indenture, security agreement, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or any other agreement, arrangement, contract, commitment, understanding or obligation of any kind whatsoever, whether written or oral.

“Environmental Laws” means all applicable federal, state, local and foreign laws, regulations, rules and ordinances, and common law regulating or creating liability with respect to pollution of the environment, protection of the environment or protection of human health from Hazardous Substances in the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that with Seller is:

(a)	a member of a controlled group of corporations within the meaning of Section 414(b) of the Code.

(b)	a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code;

(c)	a member of an affiliated service group within the meaning of Section 414(m) of the Code; or

(d)	a member of a group of organizations required to be aggregated under Section 414(o) of the Code.

“Excluded Contract” means any Contract that is not an Assumed Contract, including, without limitation, any Contract that Purchaser designates for rejection or that is otherwise rejected pursuant to Section 2.5.

“Excluded Environmental Liabilities” means any Liability, whenever arising or occurring, whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any disclosure schedule hereto, arising under Environmental Laws with respect to (i) the Excluded Assets, (ii) any assets other than the Purchased Assets and the Excluded Assets owned, leased, operated or occupied by Seller at any time, or (iii) the Business, the Purchased Assets or the Leased Real Property (including without limitation any arising from the on-site or off-site release, threatened release, treatment, storage, disposal, or arrangement for disposal of Hazardous Substances) with respect to Liabilities that arise as a result of facts or conditions existing or events occurring on or prior to the Closing Date.

“Excluded Executory Contract” means any Excluded Contract or Excluded Lease.

“Excluded Lease” means any Lease that is not an Assumed Lease, including, without limitation, any Lease that Purchaser designates as such pursuant to Section 2.5.

“Excluded Matter” means:  (i) any material change in the United States or foreign economies or financial markets in general; (ii) any material change that generally affects the industry in which Seller operates; (iii) any material change arising in connection with acts of God, hostilities, acts of war, sabotage, terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any change in applicable Laws or GAAP or generally accepted interpretation thereof; (v) any actions taken or proposed to be taken by Purchaser or any of its Affiliates or with Purchaser’s prior written consent or permission; (vi) any actions required by law; (vii) any change resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the Transactions, including by reason of the identity of Purchaser or communication by Purchaser of its plans or intentions regarding the operation of the Business; or (vii) any material adverse effect resulting from the filing of the Bankruptcy Case.

“Executory Contract” means any Contract or Lease that is executory as that term is used in Section 365 of the Bankruptcy Code.

“Expense Reimbursement” means the expense reimbursement to be paid to Coast Rainier Acquisition Company at the Closing pursuant to Paragraph 6 of the Bankruptcy Court's October 12, 2010 Order (as amended), Inter Alia, (i) Scheduling a Hearing to Approve the Asset Purchase Agreement with Coast Rainier Acquisition Company for Sale of the Debtor’s Assets Free and Clear of Liens; (ii) Approving the Form and Manner of Notice; (iii) Approving Expense Reimbursement; (iv) Approving Bidding Procedures; and (v) Approving Procedures for Assumption and Assignment of Executory Contracts.

“Final Designation Deadline” means 5:00 p.m., Seattle time, on the thirtieth (30th) day following the Closing Date.

“Final Order” means an Order of the Bankruptcy Court the operation of which has not been modified or amended without the consent of Purchaser, reversed or stayed, as to which Order no appeal or motion, application, petition or writ seeking reversal, reconsideration, reargument, rehearing, certiorari, amendment, modification, a stay or similar relief is pending, and the time to file any such appeal or motion, application, petition or writ has expired.

“First Lien Credit Facility” means the Revolving Credit and Security Agreement dated as of May 18, 2007 entered into among PNC Bank, National Association, as Lender, Administrative Agent and Collateral Agent, Colonial Pacific Leasing Corporation (successor in interest to CitiCapital Commercial Corporation), as Lender, Syndication Agent and Joint Lead Arranger, PNC Capital Markets LLC, as Joint Lead Arranger and Sole Bookrunner, the other lenders thereunder, Seller, and the guarantors party thereto as amended, modified or restated.

“First Lien Lenders” means the lenders under the First Lien Credit Facility or DIP Credit Agreement, as applicable..

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substances” means any chemical, mixture, waste, substance, material, pollutant, or contaminant, including without limitation petroleum, asbestos and asbestos-containing materials, with respect to which liability or standards of conduct are imposed under any Environmental Laws.

“Hedging Agreements-PNC” means the three Hedging Agreements between Seller and PNC Bank, National Association.

“Hedging Agreements-Other” means the three Hedging Agreements between Seller and other parties other than PNC Bank, National Association.

“Hedging Agreements” means the six interest rate swap agreements entered into by Seller, each with an $8.5 million notional amount and maturing in May 2012.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual property arising from or in respect of the following:  (i) all patents and applications therefore, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights, and (iv) all Software of Seller.

“Interest” shall mean an “interest in property” as such phrase is used in Section 363(f) of the Bankruptcy Code.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” means to the knowledge of any officer of Seller after due inquiry.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation or common law requirement.

“Leases” means all unexpired leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which Seller holds or uses any non-residential Leased Real Property.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” has the meaning set forth in Section 101(37) of the Bankruptcy Code.

“Manitowoc Agreement” means that certain Distributor Sales and Service Agreement, dated July 19, 2007, and entered into by Coast Crane Company and Manitowoc Crane Group, including Manitowoc Cranes, Inc., Grove U.S. LLC, National Crane Corporation, Deutsche Grove GmbH and Potain SAS (as amended, amended and restated, or modified from time to time).

“Manitowoc Crane Group” means Manitowoc Cranes, Inc., Grove U.S. LLC, National Crane Corporation, Deutsche Grove GmbH and Potain SAS.

“Material Adverse Change” means any event, occurrence or effect (regardless of whether such event, occurrence or effect constitutes a breach of any representation, warranty or covenant of Seller hereunder) that has had or would be reasonably likely to have, individually or when considered together with any other events, occurrences or effects (i) a material adverse change in the Business, financial condition, assets or property, or prospects of the Company and its Subsidiaries taken as a whole or (ii) a material adverse change in or to the ability of Seller to consummate the Transactions or perform their obligations under this Agreement, other than, in either case, to the extent such effect or change results from or relates to an Excluded Matter; provided, however, that the Bankruptcy Case does not and shall not constitute a Material Adverse Change.

“Material Decision” shall mean any of the following: (i) entering into, assuming or terminating any Material Contract or entering into any material amendment, supplement, waiver or other material modification in respect thereof; (ii) terminating any Lease or Contract; (iii) making any material amendment or waiving any of Seller’s rights in respect of any Lease or Contract; (iv) taking any action to respond to any material customer or regulatory complaint outside of the normal course of business; (v) sell, pledge, dispose of, transfer, lease, license or encumber or permit to lapse or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any Purchased Assets; or (vi) purchase or commit to the purchase of any assets, or make or commit to the making of any expenditure, where the expenditure or commitment for such expenditure or purchase by the Seller is in excess $20,000.

“Non-Debtor Subsidiary” means Coast Crane Ltd., a British Columbia corporation.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Par” means with respect to any indebtedness or other obligation 100% of the principal amount thereof plus the full amount of all interest accrued and payable thereon and all other obligations payable with respect thereto.

“Permits” means any legally required approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means, with respect to or upon any of the property or assets of Seller, whether owned as of the date hereof or thereafter, (i) any imperfections in title, charges, easements, restrictions, encumbrances and other matters affecting title that do not materially affect the value or use of the affected asset, (ii) Liens for Taxes that constitute Assumed Liabilities, (iii) zoning, entitlement and other land use and environmental laws and regulations by any Governmental Body; (iv) Liens, Claims, Interests or Encumbrances that constitute Assumed Liabilities; and (v) Liens, title exceptions or other imperfections of title caused by or resulting from the acts of Purchaser or any of its affiliates, employees, officers, directors, agents, contractors, invitees or licensees.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Petition Date” means the date on which Seller filed its petition for relief under Chapter 11 of the Bankruptcy Code.

“Sale Motion” means the motion to be filed with the Bankruptcy Court by Seller seeking (a) approval of the terms and provisions of this Agreement, (b) authorization for (i) the sale of the Purchased Assets pursuant to Section 363 of the Bankruptcy Code and (ii) the assumption and assignment of the Purchased Assets that are executory contracts pursuant to Section 365 of the Bankruptcy Code and (c) any other provisions acceptable to Purchaser.

“Sale Order” means an order entered by the Bankruptcy Court in the form annexed hereto as Exhibit A, which attached form is acceptable to Purchaser, or in such other form as is acceptable to Purchaser in its sole and absolute discretion.

“Second Lien Credit Facility” means the Term Loan and Security Agreement, dated May 18, 2007, between Seller and Knott Partners, L.P., as successor-in-interest to JPM Mezzanine Capital LLC, as amended, modified or restated.

“Second Lien Lenders” means the lenders under the Second Lien Credit Facility.

“Senior Debt Cash Amount” means the sum of (i) all indebtedness, liabilities and other obligations due and owing as of the Closing Date under the First Lien Credit Facility and the DIP Credit Agreement at Par (and taking into account any cash of the Company then being applied to payment of such indebtedness, liabilities and other obligation as of the Closing Date), less (y) $45,149,000 plus the amount of the Expense Reimbursement.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code (other than “shrink wrapped”, “click-through” or other form “off-the-shelf” third party software that is commercially available), (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means all direct and indirect subsidiaries of the Company.

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, in each case whether disputed or not, (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code, or by contract, indemnity or otherwise, and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

“Total Purchase Price” means (i) the Cash Portion of the Purchase Price plus (ii) the Assumed Liabilities.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unpaid Bonuses and Commissions” means amounts in respect of (A) bonuses and commissions accrued during periods prior to and including the Closing Date that remain unpaid on the Closing Date to be paid to employees of Seller that accept Purchaser’s offer of employment as provided in Section 9.1, plus (B) Employer Payroll Taxes associated with any payments described in subsection (A) of this definition.

“Unpaid Employee Compensation” means amounts in respect of (A) unpaid compensation to employees of Seller that accept Purchaser’s offer of employment as provided in Section 9.1 for periods prior to and including the Closing Date (but excluding amounts in respect of Unpaid Bonuses and Commissions and accrued vacation assumed by Purchaser under Section 9.3(b)), plus (B) Employer Payroll Taxes associated with any payments described in subsection (A) of this definition.

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Additional Designated Executory Contract	2.5(b)
Additional Designation Period	2.5(b)
Aggregate Trade Payables	2.3(h)
Agreement	Preamble
Allocation Statement	11.3
Antitrust Division	8.4(a)
Antitrust Laws	8.4(b)
Assumed Contracts	2.1(b)(xi)
Assumed Leases	2.1(b)(x)
Assumed Liabilities	2.3
Assumed Secured Debt	3.1
Assumed Trade Payables	2.3(h)
Auction	7.2I
Auction Date	4.4(j)
Avoidance Actions	2.2(g)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bid Deadline	7.2(a)
Business	Recitals
Cash Portion of the Purchase Price	3.1
Closing	4.1
Closing Date	4.1
COBRA	9.3(c)
Company	Preamble
Cure Costs Deadline	2.5(a)
Effective Date	Preamble
Essex	Preamble
Excluded Assets	2.2
Excluded Liabilities	2.4
Financial Statements	5.15(a)
FTC	8.4(a)

Hedging Participants	10.1(d)
Initial Assumed Executory Contracts	2.5(a)
Inventory	2.1(b)(ii)
Leased Machinery and Equipment	2.1(b)(i)
Leased Real Property	5.13(b)
Machinery and Equipment	2.1(b)(i)
Material Contracts	5.11(a)
Miscellaneous Secured Debt	2.9(a)
Non-Debtor Consents	8.3
Owned Machinery and Equipment	2.1(b)(i)
Payoff Deadline	2.9(b)
Periodic Taxes	11.2
Post-Closing Determination Period	2.5(c)
Post-Closing Payments	3.1(c)
Prior Event	12.11(a)
Purchase Price	3.1
Purchased Assets	2.1(b)
Purchased Intellectual Property	2.1(b)(xii)
Purchaser	Preamble
Purchaser Group	12.11(a)
Purchaser Plans	9.3(a)
Released Claims	12.11(a)
Sale Hearing	7.2(m)
Secured Assets	2.9(a)
Seller	Preamble
Seller Group	12.11(a)
Straddle Period	11.2
Termination Date	4.4(b)
Trade Creditors	2.3(h)
Transactions	Recitals
Transfer Tax Schedule	11.1
Transfer Taxes	11.1
Transferred Employees	9.1(a)
WARN Act	2.4(c)

1.3          Other Definitional and Interpretive Matters.

(a)           Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars.  Any reference in this Agreement to “$” means U.S. dollars.

Exhibits/Schedules.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings.  The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein.  The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including.  The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b)          Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1          Purchase and Sale of Assets.

(a)          On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, Claims, Interests and Encumbrances other than Permitted Exceptions.

(b)          For all purposes of and under this Agreement, the term “Purchased Assets” means all of the properties, assets, and rights of Seller (other than the Excluded Assets) existing as of the Closing, real or personal, tangible or intangible, including but not limited to:

(i)           All (x) equipment, lifting equipment, forklifts, boom trucks, cranes, crane attachments, crane accessories, computers, machinery, tooling, dies, furniture, fixtures and improvements and other tangible personal property owned by Seller (the “Owned Machinery and Equipment”), (y) equipment, lifting equipment, forklifts, boom trucks, cranes, computers, machinery, tooling, dies, furniture, fixtures and improvements and other tangible personal property which are leased by Seller pursuant to an Assumed Contract (the “Leased Machinery and Equipment,” and together with the Owned Machinery and Equipment, the “Machinery and Equipment”), and (z) rights of Seller to the warranties, express or implied, and licenses received from manufacturers, sellers and lessors of the Machinery and Equipment;

(ii)          All inventories of raw materials, parts, goods, work in process, and finished products, including any unsold Machinery and Equipment (the “Inventory”);

(iii)         All supplies, items, spare parts, replacement and component parts and office and other materials and tangible items used, held for use or necessary to operate and maintain the Machinery and Equipment or to process raw materials and work in process into finished products;

(iv)         All cars, trucks, other industrial vehicles and other motor vehicles owned by Seller or leased by Seller pursuant to an Assumed Contract not otherwise included in the Machinery and Equipment;

(v)          All Software owned by Seller (including, without limitation, process control software) or leased by Seller pursuant to an Assumed Contract;

(vi)         All (x) of Seller’s ownership rights and equity interests in the Non-Debtor Subsidiary and (y) to the extent in the possession of Seller, organizational documents, record books, copies of Tax and financial records and such other files, books and records of Seller relating to the Non-Debtor Subsidiary; provided that, the parties hereto agree that the equity interests in the Non-Debtor Subsidiary have a nominal value of not more than Ten Dollars ($10) of the Cash Portion of the Purchase Price and that such Non-Debtor Subsidiary has no value beyond the amount of its outstanding indebtedness;

(vii)        All goodwill associated with the Business or the Purchased Assets;

(viii)       Any interest in and to any refund of Taxes;

(ix)         all accounts receivable of Seller;

(x)          all Leases of Seller designated by Purchaser in accordance with Section 2.5 to be assumed and assigned to Purchaser pursuant to the Sale Order (the “Assumed Leases”), together with all security deposits related thereto and all permanent fixtures, improvements and appurtenances thereto and associated with such Assumed Leases;

(xi)         all Contracts of Seller designated by Purchaser in accordance with Section 2.5 to be assumed and assigned to Purchaser pursuant to the Sale Order (the “Assumed Contracts”), together with all security deposits related thereto and the right to receive income in respect of such Assumed Contracts on or after the Closing Date, and any causes of action relating to past or present breaches of the Assumed Contracts;

(xii)        (a) all rights in and to Intellectual Property owned or licensed by Seller to the broadest extent Seller is permitted by law to transfer such Intellectual Property (the “Purchased Intellectual Property”) and (b) to the extent such Intellectual Property may not be transferred to Purchaser, Seller shall be deemed to have granted to Purchaser an exclusive, royalty free right and license to use the Intellectual Property from and after the Closing Date, to the broadest extent permitted by law;

(xiii)       all Documents that are used in, held for use in or intended to be used in, or that arise primarily out of, the Business and operations of Seller, including Tax Returns, financial statements, Documents relating to products of Seller, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on premises subject to a Assumed Lease, but excluding any Documents exclusively related to an Excluded Asset; provided, that, Purchaser shall provide Seller with reasonable access to such Documents;

(xiv)       all Permits used by Seller that relate to the Purchased Assets to the extent such Permits are transferable;

(xv)        all rights under all insurance policies and all rights of every nature and description under or arising out of such policies;

(xvi)       all prepaid expense and deposits, security deposits, utility deposits, deposits with creditors and other deposits or prepaid items of any kind or nature whatsoever related to the Purchased Assets, net of any amounts properly set off, recouped or otherwise retained by third party holders of such prepaid expenses and deposits;

(xvii)      subject to Section 2.6, any asset that requires the consent of a third party to be transferred, assumed or assigned notwithstanding the provisions of Section 365 of the Bankruptcy Code, as to which such consent has not been obtained as of the Closing Date, upon receipt of such consent on or after the Closing Date and entry of an appropriate Assumption Order as provided in Section 2.6;

(xviii)     any rights, claims or causes of action of Seller against third parties arising out of events occurring prior to the Closing Date, including, for the avoidance of doubt, arising out of events occurring prior to the Petition Date, and including any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to Seller, excluding only the rights, claims and causes of action that are identified as Excluded Assets in Section 2.2;

(xix)        petty cash not held in bank accounts in an amount not to exceed Five Thousand Dollars ($5,000);

(xx)         all other tangible or intangible assets not expressly identified as Excluded Assets;

(xxi)        all checks held by or for Seller as of the Closing and rights to funds once cleared with respect to checks deposited prior to the Closing but not cleared as of the Closing, commercial paper, marketable securities, certificates of deposit and other bank deposits, treasury bills and other cash equivalents of Seller to the extent not constituting an Excluded Asset or applied to amounts due and owing under the First Lien Credit Facility as provided in Section 2.2(l).

2.2          Excluded Assets.  Notwithstanding anything to the contrary contained herein, nothing herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Seller shall retain all right, title and interest to, in and under, and all obligations with respect to, the Excluded Assets.  For all purposes of and under this Agreement, the term “Excluded Assets” means:

(a)           all Excluded Leases;

(b)           all Excluded Contracts;

(c)           all receivables, claims or causes of action related exclusively to any Excluded Executory Contract or any other Excluded Asset;

(d)           all rights under insurance policies relating to claims for losses related exclusively to any Excluded Asset that arose prior to and are attributable solely to periods ending before the Closing Date;

(e)           all Documents exclusively related to any Excluded Asset; provided, that Seller shall provide Purchaser reasonable access to such Documents;

(f)            any amounts that Seller is entitled to in connection with all prepaid expenses, letters of credit, security deposits or Claims with respect to any Excluded Executory Contract;

(g)           any avoidance causes of action of Seller against non-Seller third parties other than the Purchaser Group (as defined herein), arising under Subchapters II and III of Chapter 5 of Title 11 of the Bankruptcy Code, and causes of action under Sections 550 and 551 of the Bankruptcy Code to recover any such avoided transfers (“Avoidance Actions”); provided that Seller may not bring any Avoidance Action with respect to any payment that would constitute a Cure Cost under an Assumed Contract;

(h)           any shares of capital stock or other equity interest of Seller or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of Seller;

(i)            any minute books, stock ledgers, corporate seals and stock certificates of Seller, and other similar books and records that Seller is required by Law to retain or that Seller determines are reasonably necessary to retain including corporate or other entity filings; provided, that Seller shall provide Purchaser reasonable access to any Excluded Asset described in this subclause (i); provided, further, Seller shall not be required to disclose or provide information pursuant to this subclause (i) subject to attorney-client privilege, provided Seller advises Purchaser of the specific assertion of such privilege;

(j)           any rights of Seller under this Agreement;

(k)           any director and officer liability insurance policy of Seller; and

(l)           other than petty cash in an amount not to exceed Five Thousand Dollars ($5,000) as set forth in Section 2.1(b)(xix), all cash held by or for Seller as of the Closing, which cash shall be applied at the Closing to satisfaction of amounts due and owing under the First Lien Credit Facility.

2.3          Assumption of Liabilities.  On the terms and subject to the conditions and limitations set forth in this Agreement, at the Closing, Purchaser (or its subsidiaries), or Essex as provided in Section 3.1(a)(ii), shall assume, effective as of the Closing, only the following liabilities (collectively, the “Assumed Liabilities”) and no others:

(a)           all Liabilities of Seller under the Assumed Executory Contracts that arise out of, relate to or accrue in the period from and after the Closing Date;

(b)           without duplication, all Liabilities of Seller that arise out of, relate to or accrue during the period from and after the Closing Date related to the Miscellaneous Secured Debt assumed by Purchaser in accordance with Section 2.9(d);

(c)           the Assumed Secured Debt (as set forth and defined in Section 3.1(a));

(d)           the Liabilities of Seller under the Manitowoc Agreement;

(e)           the Liabilities under the Hedging Agreements-PNC that arise and become due and payable after the Closing Date, and, at the request of the First Lien Lenders received in writing prior to the Final Designation Deadline, the Liabilities under the Hedging Agreements-Other that arise and become due and payable after the Closing Date;

(f)           the trade payables of the Company for the amounts owed to the Manitowoc Crane Group relating to non-equipment related purchases (including, without limitation, parts and services), including any of the foregoing arising after the filing of the Bankruptcy Case, in an aggregate amount not to exceed Seven Hundred Fifty Thousand Dollars ($750,000).  Seller covenants that such trade payables of the Company for the amounts owed to the Manitowoc Crane Group relating to non-equipment related purchases shall not exceed, at Closing, Seven Hundred Fifty Thousand Dollars ($750,000);

(g)           the trade payables of the Company for the amounts owed to the Manitowoc Crane Group relating to unsold cranes (and for the avoidance of doubt, without duplication of the amounts owed for non-equipment related purchases described above in Section 2.3(f));

(h)           trade payables relating to operations of the Company (which specifically excludes all liabilities listed above in Sections 2.3(a)-(g)) owed to the trade creditors (the “Trade Creditors”) listed on Schedule 2.3(h) hereto in an aggregate amount not to exceed One Million Seven Hundred Thousand Dollars ($1,700,000) (the “Aggregate Trade Payable Amount”).  The amounts estimated to be paid to each of the Trade Creditors for obligations existing as of the end of business on the Petition Date (the “Assumed Trade Payables”) are set forth on Schedule 2.3(h).  As soon as practicable, Seller and Purchaser will mutually agree upon a revised Schedule 2.3(h) that reallocates payments to be made to the Trade Creditors after taking into consideration (A) the actual amounts owed to each of the Trade Creditors as of the end of business on the Petition Date and (B) the need to satisfy one hundred percent (100%) of the obligations assumed under Section 2.3(l); provided, however, that such reallocation will not result in Assumed Trade Payables plus amounts payable under Section 2.3(l) exceeding, in the aggregate, the Aggregate Trade Payable Amount.  For the avoidance of doubt, dealings with trade creditors after the Effective Date shall be conducted in accordance with the Budget and Section 8.2(a) herein;

(i)           Transfer Taxes, which Transfer Taxes shall be paid by Purchaser to Seller at Closing for remittance by Seller to the appropriate taxing authority;

(j)           Cure Costs, which Cure Costs shall be paid by Purchaser to Seller on or after the Closing for payment by Seller to the appropriate contracting party;

(k)           without duplication, all other Liabilities relating to amounts required to be paid by Purchaser hereunder;

(l)           all obligations of Seller that would constitute administrative expenses under Section 503(b)(9) of the Bankruptcy Code, which obligations shall be paid by Purchaser after Closing, provided that any amounts assumed and paid under this Section 2.3(l) shall reduce dollar for dollar for such creditor so paid, the amount listed in Schedule 2.3(h) for such creditor; and

(m)           all obligations in respect of Unpaid Bonuses and Commissions and Unpaid Employee Compensation, which such amounts will be paid by Purchaser when due and payable in conformity with the normal course practices of Seller.

2.4          Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, Purchaser shall not assume, and shall be deemed not to have assumed, any Liabilities relating to the Business of Seller or any Affiliate of Seller except as expressly provided in Section 2.3 hereof or elsewhere in this Agreement, and Seller and its Affiliates shall be solely and exclusively liable with respect to all such Liabilities, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including without limitation, those Liabilities set forth below:

(a)           all Liabilities in respect of any and all products sold and/or services performed by Seller or its Subsidiaries on or before the Closing Date other than under Assumed Executory Contracts;

(b)           all Excluded Environmental Liabilities;

(c)           except to the extent specifically provided in Article IX, all Liabilities arising out of, relating to or with respect to (i) the employment or performance of services, or termination of employment or services by Seller or any of its Affiliates of any individual on or before the Closing Date, including all Liabilities under the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a closing or a layoff (the “WARN Act”), (ii) workers’ compensation claims against Seller or any of its Subsidiaries that relate to the period on or before the Closing Date, irrespective of whether such claims are made prior to or after the Closing, (iii) any Employee Benefit Plans or (iv) any stay bonus arrangements or agreements entered into by the Seller with Dan Goodale, Tom Neary or any other members of Seller management;

(d)           all Liabilities arising out of, under or in connection with Contracts that are not Assumed Contracts and, with respect to Assumed Contracts, Liabilities in respect of a breach by or default of Seller accruing under such Contracts with respect to any period prior to Closing and all Cure Costs, except as provided in Section 2.3(j) above;

(e)           all Liabilities for (i) liabilities or obligations of Seller for Taxes other than Transfer Taxes, (ii) Taxes, other than Transfer Taxes, that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date, including, without limitation, Taxes allocable to Seller pursuant to Section 11.2, and (iii) payments under any Tax allocation, sharing or similar agreement (whether oral or written);

(f)           all Liabilities in respect of any pending or threatened Legal Proceeding, or any claim arising out of, relating to or otherwise in respect of (i) the operation of the Business to the extent such Legal Proceeding or claim relates to such operation on or prior to the Closing Date, or (ii) any Excluded Asset;

(g)           all Liabilities relating to amounts required to be paid by Seller hereunder; and

(h)           any and all other Liabilities of Seller of whatever nature, whether presently in existence or arising hereafter, known or unknown, disputed or undisputed, contingent or non contingent, liquidated or unliquidated or otherwise, other than the Assumed Liabilities.

2.5          Executory Contract Designation.

(a)           Purchaser hereby designates the Executory Contract listed on Schedule 2.5(a) as the Executory Contracts that Purchaser elects to be assumed and assigned to it (with such assumption and assignment to be effective as of the Closing Date), and Seller shall use its reasonable efforts to seek an Assumption Order with respect any such Executory Contract so designated (the “Initial Assumed Executory Contracts”).  Seller shall pay, satisfy or otherwise discharge the obligations with respect to the Cure Costs related to the Initial Assumed Executory Contracts by the later of (i) the Closing Date, and (ii) such later date as the Bankruptcy Court may order in connection with any order authorizing Seller to assume or reject the Executory Contracts under Section 365 of the Bankruptcy Code (the “Cure Costs Deadline”), and in each instance Purchaser shall have no liability therefore (except as expressly set forth in Section 2.3(j) above); provided, however, that the Cure Costs Deadline shall be extended to a date fifteen (15) days following the entry of a Bankruptcy Court order resolving any disputed Cure Costs.

(b)           By no later than the Final Designation Deadline (the “Additional Designation Period”), Purchaser shall be entitled to designate any remaining unassumed Executory Contract that Purchaser may want to assume from Seller and have assigned to it (“Additional Designated Executory Contract”) and Seller shall use its reasonable efforts to seek entry of an Assumption Order with respect any such Additional Designated Executory Contract.

(c)           With respect to each Additional Designated Executory Contract, and upon receipt of sufficient funds pursuant to Section 2.3(j) (which funds shall be paid by Purchaser to Seller substantially simultaneously with the later of (x) the Closing and (y) the date of the assumption and assignment of such Additional Designated Executory Contracts), Seller shall pay, satisfy or otherwise discharge all obligations with respect to the Cure Costs related to each Additional Designated Executory Contract to the extent that such expenses have accrued prior to the Closing Date.  Such payment shall be made on such date as the Bankruptcy Court may order in connection with any order authorizing Seller to assume or reject such Additional Designated Executory Contract under Section 365 of the Bankruptcy Code (the Cure Costs Deadline for all Additional Designated Executory Contracts). Purchaser shall have no liability for any obligations or indebtedness that may accrue under any Additional Designated Executory Contract prior to the Closing Date.  With respect to each Additional Designated Executory Contract, Purchaser shall pay, satisfy or otherwise discharge all expenses of administration allowed by the Bankruptcy Court in connection with such Additional Designated Executory Contract to the extent such expenses accrued during the period commencing on the first day following the Closing Date and ending on the date on which such Additional Designated Executory Contract is either (i) designated for rejection in writing by Purchaser or (ii) designated by Purchaser as an Assumed Executory Contract and assumed by and assigned to Purchaser pursuant to an Assumption Order (the “Post-Closing Determination Period”); provided, however, that Seller shall use commercially reasonable efforts to obtain the entry of an Assumption Order in connection with any Additional Designated Executory Contract by no later than thirty (30) days after the Final Designation Deadline.  Seller shall have no liability for any obligations or indebtedness that may accrue under any Additional Designated Executory Contract during the Post-Closing Determination Period, except for any obligations or indebtedness arising by as a result of Seller’s willful misconduct or gross negligence.

(d)           From the Effective Date through and including the Final Designation Deadline, Seller shall not reject or allow for the rejection of any Executory Contract unless otherwise agreed to in writing by Purchaser. To the extent that an Executory Contract becomes an Additional Designated Executory Contract, Seller shall not reject or allow for the rejection of such Executory Contract until Purchaser designates in writing that such Executory Contract is to be rejected.

(e)           If, by the Final Designation Deadline, Purchaser fails to instruct Seller in writing to reject an Executory Contract that is not by that date either an Assumed Executory Contract or an Additional Designated Executory Contract, Seller agrees to immediately, but in no event more than two (2) Business Days following the Final Designation Deadline, provide written notice of its intention to reject such Executory Contract.  Purchaser shall have no more than two (2) Business Days from its receipt of such notice to provide Seller with written notice of its decision to designate such Executory Contract as an Additional Designated Executory Contract.  If Purchaser timely designates such Executory Contract as an Additional Designated Executory Contract, Purchaser shall have all those obligations and rights set forth in Sections 2.5(c) and (d) above with respect to such Executory Contract.  If Purchaser does not timely so designate such Executory Contract as an Additional Designated Executory Contract, Purchaser shall have no obligation or liability on account of such Executory Contract and Seller shall retain any and all obligations or liabilities in connection therewith; provided that Purchaser shall pay, satisfy or otherwise discharge all expenses of administration allowed by the Bankruptcy Court in connection with such Executory Contract for the period commencing on the first day following the Closing Date and ending on the effective date of the rejection of such Executory Contract, so long as Seller (i) files with the Bankruptcy Court its rejection of such Executory Contract within six (6) Business Days following the Final Designation Deadline and (ii) requests the earliest possible hearing date available with the Bankruptcy Court to finalize such rejection(s).

2.6          Assignment of Contracts and Rights.  To the maximum extent permitted by the Bankruptcy Code, the Purchased Assets and Seller’s rights to the Intellectual Property shall be assumed and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code as of the Closing Date or such other date as specified in an Order or this Agreement, as applicable.  Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any right thereunder if an attempted assignment without the consent of a third party would constitute a breach or in any way adversely affect the rights of Purchaser or Seller thereunder.

2.7          Further Conveyances and Assumptions.

(a)           From time to time following the Closing, Seller shall, or shall cause its Affiliates to, transfer to Purchaser any Purchased Assets received by or in the possession of Seller.

(b)           From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions.

2.8          Non-Debtor Subsidiary.

(a)           The ownership rights and equity interests of the Non-Debtor Subsidiary shall be included in the Purchased Assets.

(b)           Seller shall not reject or otherwise liquidate, sell, assign, transfer or convey any Non-Debtor Subsidiary unless otherwise agreed to in writing by Purchaser.

2.9          Miscellaneous Secured Facilities.

(a)           Purchaser does not designate any Purchased Asset subject to a lien (the “Miscellaneous Secured Debt”) as an Excluded Asset (any such designated asset, a “Secured Asset”).

(b)           At any time on or prior to twenty (20) days after the Closing Date (the “Payoff Deadline”), Purchaser may designate any Secured Asset previously designated as an Excluded Asset pursuant to Section 2.9(a) above as a Purchased Asset.  In such an event, Purchaser shall pay, satisfy or otherwise discharge all outstanding obligations with respect to the Miscellaneous Secured Debt secured by any such Secured Asset no later than the Payoff Deadline.

(c)           From the Effective Date through and including the Payoff Deadline, Seller shall not, and shall cause the Non-Debtor Subsidiary to not, sell, assign, transfer or convey any Secured Asset unless otherwise agreed to in writing by Purchaser.

(d)           From the Closing Date and on or prior to the date of any designation pursuant to Section 2.9(b) with respect to such designated Secured Asset, Purchaser shall advance or reimburse all of Seller’s costs and expenses accruing after the Closing Date with respect to such designated Secured Asset, including under any Miscellaneous Secured Debt related thereto.

ARTICLE III

CONSIDERATION

3.1          Consideration and Allocation of Payments.  The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall be equal to: cash (the “Cash Portion of the Purchase Price”) in an amount equal to the Senior Debt Cash Amount plus cash in an amount equal to the amounts required to be paid under Section 3.1(b) below (the “Section 3.1(b) Cash Amount”), plus assumption of all or a portion of existing secured debt of the Company as set forth in Section 3.1(a) below (the “Assumed Secured Debt”), plus, (if applicable) the Post-Closing Payments under Section 3.1(d) below:

(a)           The Assumed Secured Debt shall consist of the following:

(i)           Secured indebtedness under, first, the DIP Credit Agreement and, second, the First Lien Credit Facility  in an aggregate amount equal to $45,149,000 plus an amount equal to the Expense Reimbursement;

(ii)          Secured indebtedness under the Second Lien Credit Facility in an amount equal to $5,300,000, which indebtedness shall be assumed by Essex; and

(iii)         Secured indebtedness under the DLL Facility in an amount not to exceed Three Million Nine Hundred Eighty Three Thousand Dollars ($3,983,000)1.

1 To be updated to reflect the amount outstanding as of the Closing Date.

(b)           The Section 3.1(b) Cash Amount shall be applied as follows (the order below does not imply any priority of one of the following items over another):

(i)           Intentionally omitted;

(ii)          Intentionally omitted;

(iii)         to the applicable sales employees of the Company, commissions earned from the sale of cranes on or prior to 5:00 pm Pacific time on the Closing Date for which Seller has received payment for the underlying sale on which the related commission has been earned (and for the avoidance of doubt, this clause does not refer to sale commissions with respect to sales of parts) (and Seller represents and warrants that, as of the date hereof, there are no such commissions payable and covenants that there will not be any such commissions payable as of the Closing Date);

(iv)         to K&L Gates LLP, an amount equal to Three Hundred Thousand Dollars ($300,000) to be held in trust to pay (A) any Bankruptcy Court-approved accrued and unpaid professional fees and expenses incurred by Seller not otherwise paid from the professional fee carveout of the First Lien Lender’s collateral provided for in any order authorizing debtor in possession financing, for professionals engaged by Seller in connection with the administration of the Bankruptcy Case but not including any fees and expenses of any professional in pursuing or supporting Claims, objections, avoidance actions or any other litigation against any member of the Purchaser Group or against any First Lien Lender or for recovery of preferences or pursuit of avoidance actions or any other litigation the proceeds of which will not be subject to the First Lien Lenders’ Lien, and (B) the costs and expenses of Seller other than the fees and expenses covered by subsection (A) incurred in connection with Seller winding down its affairs, the filing and prosecution of a liquidating plan of reorganization and the closing of Seller’s Bankruptcy Case (including Bankruptcy Court-approved fees and expenses of professionals and claim agents); provided, however, that upon entry of a final order closing the Bankruptcy Case and approving the fees and costs of professionals engaged by Seller, and payment of such fees and costs (subject to the limitation set forth in this clause (iv)), all remaining amounts held in trust by K&L Gates LLP, pursuant to this provision, shall be remitted to Purchaser;

(v)          to Oppenheimer & Co. (“Oppenheimer”), in accordance with the Order of the Bankruptcy Court entered October 28, 2010 Authorizing the Employment of Oppenheimer & Co. Inc. as Investment Banker and Financial Advisor for Debtor, with such aggregate amount payable at Closing;

(vi)         Intentionally omitted;

(vii)        Intentionally omitted;

(viii)       Intentionally omitted;

(ix)          to Seller, all amounts in respect of (A) unpaid salary, wages, commissions, accrued vacation, bonuses and other items which constitute “wages” (as covered by the Sections comprising Chapter 49.52 of the Revised Code of Washington), that are payable to employees of Seller that do not accept Purchaser’s offer of employment as provided in Section 9.1, for periods  prior to and including the Closing Date, plus (B) Employer Payroll Taxes associated with any payments described in subsection 3.1(b)(ix)(A) (Seller represents and warrants that the amount under subsection (A) above for all employees of Seller (both those who do and those who do not accept Purchaser’s offer of employment) will not exceed approximately $330,000 for salary, wages, and commissions, and will not exceed approximately $520,000 for accrued vacation pay);

(x)           to the entity entitled to the Expense Reimbursement, an amount equal to the Expense Reimbursement; and

(xi)          Intentionally omitted.

(c)           The Senior Debt Cash Amount shall be applied first to the First Lien Lenders under the DIP Credit Agreement to be applied to indebtedness and obligations under the DIP Credit Agreement, and next to the First Lien Lenders to be applied to indebtedness and obligations under the First Lien Credit Facility.

(d)           In the event First Lien Lenders do not request, under Section 2.3(e) of this Agreement, that Purchaser assume the Liabilities under the Hedging Agreements-Other that arise and become due and payable after the Closing Date, then, as part of the Purchase Price, Purchaser shall pay First Lien Lenders the following (the “Post-Closing Payments”):  an amount equal to payments that would arise and become due and payable under the Hedging Agreements-Other after the Closing, if Purchaser had assumed the liabilities under the same, which payments shall be payable when they would have been due thereunder.

(e)           Notwithstanding anything herein to the contrary, the Purchase Price shall be of a value such that the Senior Debt Cash Amount, when added to the Assumed Secured Debt under Section 3.1(a) (i) with respect to indebtedness under the DIP Credit Agreement and the First Lien Credit Facility, will be in an amount equal to and sufficient to pay all indebtedness, liabilities and other obligations due and owing as of the Closing Date under the First Lien Credit Facility and the DIP Credit Agreement at Par (including, without limitation, legal fees and other expenses and taking into account any cash of the Company then being applied to payment of such indebtedness, liabilities and other obligation as of the Closing Date).

ARTICLE IV

CLOSING AND TERMINATION

4.1          Closing Date.  Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Riddell Williams P.S., 1001 Fourth Avenue, Suite 4500, Seattle, WA 98154 (or at such other place as the parties may designate in writing) at 8:00 a.m. (Seattle time) on the date the conditions set forth in Article X are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2          Deliveries by Seller.  At the Closing, Seller shall deliver to Purchaser:

(a)           one or more duly executed bills of sale in a form to be agreed upon the parties hereto;

(b)           one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto and duly executed assignments of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Purchased Intellectual Property;

(c)           the officer’s certificate required to be delivered pursuant to Sections 10.1(a) and 10.1(b);

(d)           affidavits executed by Seller, sworn under penalty of perjury and in form and substance required under Code Section 1445 and the Treasury Regulations promulgated there under, stating that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(e)           a certified copy of the Sale Order;

(f)           a legal opinion of K&L Gates LLP in a form to be reasonably acceptable to Purchaser;

(g)           all other documents, instruments or writings of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary or desirable to convey the Purchased Assets to Purchaser, such documents to be identified and provided by Purchaser to Seller in a form acceptable to Purchaser on or before the Closing Date;

(h)           one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto with respect to each of the Assumed Leases; and

(i)           such other documents, instruments and certificates as Purchaser may reasonably request, such documents to be identified and provided to Purchaser by Seller in a form acceptable to Purchaser on or before the Closing Date.

4.3          Deliveries by Purchaser.  At the Closing, Purchaser shall deliver:

(a)           Delivery of the Purchase Price, including the assumption of Seller’s Liabilities under the applicable agreements;

(b)           one or more duly executed assignment and assumption agreements in a form to be agreed upon the parties hereto;

(c)           the officer’s certificate required to be delivered pursuant to Sections 10.2(a) and 10.2(b);

(d)           a duly executed assignment and assumption agreement in a form to be agreed upon by the parties hereto with respect to each of the Assumed Leases;

(e)           a legal opinion of Katten Muchin Rosenman LLP in a form to be reasonably acceptable to Seller; and

(f)           such other documents, instruments and certificates as Seller may reasonably request, such documents to be identified and provided by Seller to Purchaser in a form acceptable to Seller on or before the Closing Date.

4.4          Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a)           [Intentionally omitted];

(b)           by Purchaser or Seller, (i) if the Closing shall not have occurred by the close of business on December 31, 2011 (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser on the one hand or Seller on the other hand, then the breaching party may not terminate this Agreement pursuant to this Section 4.4(b);

(c)           by mutual written consent of Seller and Purchaser;

(d)           by Purchaser, if any condition to the obligations of Purchaser set forth in Section 10.1 or 10.3 shall have become incapable of fulfillment (other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement), and such condition is not waived by Purchaser;

(e)           by Seller, if any condition to the obligations of Seller set forth in Section 10.2 or 10.3 shall have become incapable of fulfillment (other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement), and such condition is not waived by Seller;

(f)           by Purchaser, if there shall be a breach by Seller of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.1 or 10.3 and which breach has not been cured by the earlier of (i) five (5) Business Days after the giving of written notice by Purchaser to Seller of such breach and (ii) the Termination Date;

(g)           by Seller, if there shall be a breach by Purchaser of (x) any representation or warranty, or (y) any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.2 or 10.3 and which breach has not been cured by the earlier of (i) five (5) Business Days after the giving of written notice by Seller to Purchaser of such breach and (ii) the Termination Date;

(h)           [Intentionally omitted].

(i)           by Seller or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence);

(j)           by Purchaser, if the Auction is not on or before November 15, 2010 (the “Auction Date”);

(k)           by Purchaser, if the Sale Order with respect to the Transactions has not been entered on or before the date that is ten (10) days after the Auction Date;

(l)           by Purchaser, if the Sale Order with respect to the Transactions has been entered and (i) Purchaser has provided Seller with written notice that it is prepared to consummate the Transactions and (ii) the Closing Date does not occur within five (5) Business Days of Purchaser providing Seller with such notice unless the reason for the failure to close is Purchaser’s breach of the terms of this agreement or simple refusal to close once the conditions to closing have been satisfied or waived; and

(m)           [Intentionally omitted].

4.5          Procedure Upon Termination.  In the event of termination pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller.  If this Agreement is terminated as provided herein, each party shall redeliver all confidential documents, work papers and other material of any other party relating to the Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same.

4.6          Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller; provided, however, that the provisions of Article VII and Article XII hereof shall survive any such termination and shall be enforceable hereunder, except Section 12.11 thereof if the Closing shall not have occurred; provided further, however, that nothing in this Section 4.6 shall be deemed to release any party from liability for any breach of its obligations under this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedule delivered by Seller dated as of the date of this Agreement, Seller hereby represents and warrants to Purchaser that:

5.1          Organization and Good Standing.  Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and in each jurisdiction where it is qualified to do business, subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.  Schedule 5.1 sets forth Seller, the jurisdiction of its organization and each jurisdiction in which it is qualified to do business.

5.2          Authorization of Agreement.  Subject to entry of the Sale Order and such other authorization as is required by the Bankruptcy Court:  (a) Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder; (b) the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller; and (c) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3          Conflicts; Consents of Third Parties.

(a)           The execution and delivery by Seller of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the Transactions contemplated hereby and thereby, or compliance by such Seller with any of the provisions hereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller; (ii) subject to entry of the Sale Order, any Order of any Governmental Body applicable to such Seller or any of the properties or assets of such Seller as of the date hereof; or (iii) subject to entry of the Sale Order, any applicable Law.

(b)           If the Sale Order is entered, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which it is a party, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assignment or conveyance of the Purchased Assets, or the taking by Seller of any other action contemplated hereby or thereby, except for (i) the Non-Debtor Consents, (ii) compliance with the applicable requirements of the HSR Act, (iii) the entry of the Sale Order, (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, (v) those Permits listed on Schedule 5.3(b) hereof, and (vi) those Material Contracts listed on Schedule 5.11(b)(iii) hereof.

5.4          Title to Purchased Assets.  Seller either owns or has the right to transfer the Purchased Assets, and, subject to the entry of the Sale Order, Purchaser will be vested with good title to such Purchased Assets, free and clear of all Liens, Claims, Interests and Encumbrances other than Permitted Exceptions.

5.5          Taxes.

(a)           Seller and each Subsidiary has timely filed all Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Seller), and all such Tax Returns are correct and complete in all material respects and no material adjustment relating to such Tax Returns has been proposed in writing by any taxing authority.  Seller and each Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all IRS Forms W-2 and 1099 and similar state forms required with respect thereto have been properly completed and timely filed.  Neither Seller nor any Subsidiary has received any written notice or written inquiry from any jurisdiction where Seller does not currently file Tax Returns to the effect that such filings may be required with respect to the Purchased Assets or the Business, or that the Business may otherwise be subject to taxation by such jurisdiction.  No power of attorney currently in force has been granted by Seller or any Subsidiary with respect to the Business that would be binding on Purchaser with respect to taxable periods commencing on or after the Closing Date.  Except as to Taxes of Seller (or any Subsidiary) the payment of which is or will be prohibited or stayed by the Bankruptcy Code, Seller and each Subsidiary has paid all Taxes due and payable by it (whether or not such Taxes are shown on any Tax Return).  Other than those set forth on Schedule 5.5(a), there are no Tax Liens on any of the Purchased Assets other than Permitted Exceptions.

(b)           Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code.

5.6          Intellectual Property.  Seller owns or has valid licenses to use all material Purchased Intellectual Property.  Except as set forth on Schedule 5.6, no claims are pending against Seller before a Governmental Body or, to the Knowledge of Seller, threatened with regard to the ownership by Seller of any Purchased Intellectual Property.

5.7          Permits.  Schedule 5.7 sets forth a true, complete and correct list of all Permits, including all Permits required under Environmental Laws, held by Seller in connection with the ownership or operation of the Business and the Leased Real Property and held by Seller as of the Effective Date.  Except as may have resulted from the commencement of the Bankruptcy Case, all Permits (a) are valid and in full force and effect and, to the Knowledge of Seller, Seller is not in default under or in violation of any such Permit, except for such defaults or violations which would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change and no suspension or cancellation of any such Permits is pending (other than pursuant to its terms) or threatened and (b) except as set forth on Schedule 5.7 and subject to entry of the Sale Order and the provisions of Section 2.6 hereof,  may be transferred or reissued to Purchaser in accordance with this Agreement and without the approval of any third party (other than the Bankruptcy Court).

5.8          Environmental Matters.

(a)           Seller is in compliance and has at all times complied in all material respects with all applicable Environmental Laws.  Seller has not received written or oral, notice of any pending or, to the Knowledge of Seller, threatened claim, proceeding or investigation by any Governmental Body or any other Person concerning potential material liability of Seller under Environmental Laws in connection with the ownership or operation of the Business, the Leased Real Property or any real property currently or formerly owned, leased or occupied by a Seller.  No claims or proceedings are pending, or to the Knowledge of Seller, threatened that assert or allege a material liability, potential material liability or a material investigatory, corrective or remedial obligation against Seller under any Environmental Laws concerning the Business, Purchased Assets or Leased Real Property.  To the knowledge of Seller, there has not been a release of any Hazardous Substance at, upon, in, from or under (i) any of the Leased Real Property during the time Seller had possession or any property currently owned or leased by Seller or (ii) at any location to or from which Seller has transported or arranged for the transportation or disposal of Hazardous Substances, in each case, in quantities or under circumstances that would give rise to any liability to Seller or require Seller to perform any remediation, investigation or clean up pursuant to any Environmental Law.

(b)           Seller has provided or made available to Purchaser written non-privileged reports in the possession or control of Seller relating to (i) the presence or migration of Hazardous Substances on, in or under the Leased Real Property and any property currently leased by Seller and (ii) the compliance of the Business with applicable Environmental Laws.

(c)           No material capital or other expenditures are required to reach or maintain compliance with current Environmental Laws with respect to the operations of the Business or the Purchased Assets other than expenditures that may be incurred to address the circumstances disclosed in Schedule 5.8(a) or (e).

(d)           Seller has not assumed or, to the Knowledge of Seller, become subject to, by operation of law or otherwise, any material liability or material investigatory, corrective or remedial obligation of another Person arising under any Environmental Laws.

(e)           To the Knowledge of Seller, none of the following exists at any of the Leased Real Property: (i) underground storage tanks, whether active or abandoned, (ii) asbestos-containing material in any form or condition, (iii) electrical equipment containing polychlorinated biphenyls, or (iv) any landfills or other waste disposal areas.

5.9          Employee Benefits.

(a)           Schedule 5.9(a) sets forth a complete and correct list of all Employee Benefit Plans.

(b)           With respect to each Employee Benefit Plan, Seller has made available to Purchaser a complete copy of: (i) each writing constituting a part of such plan; and (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any.

(c)           No Employee Benefit Plans are subject to Title IV or Section 302 of ERISA.

(d)           Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(e)           Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

(f)           There are no pending, or to the Knowledge of Seller, threatened claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

(g)           Except as provided in Section 9.3(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Seller, or result in any limitation on the right of Seller to amend, merge or terminate any Employee Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Seller in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(h)           There are no material outstanding Liabilities of, or related to, any Employee Benefit Plan, other than Liabilities for benefits to be paid in the ordinary course to participants in such Employee Benefit Plan and their beneficiaries in accordance with the terms of such Employee Benefit Plan.

(i)           Seller is not a party to any labor or collective bargaining agreement.  There are no strikes, work stoppages, work slowdowns or lockouts pending or, to the knowledge of Seller, threatened against Seller.

5.10        Litigation.  There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Body.

5.11        Material Contracts.

(a)           Identified on Schedule 5.11(a), for Seller and for the Non-Debtor Subsidiary, is each Contract (collectively, the “Material Contracts”) that:

(i)           has a duration of one year or more and is not terminable without penalty upon thirty (30) days or less prior written notice by any party;

(ii)          requires or could reasonably be expected to require any party thereto to pay $100,000 or more in the aggregate;

(iii)         requires any severance, retention, or other termination payments to its Employees on or after the Closing Date;

(iv)         contains any non-competition covenant or exclusivity arrangement;

(v)          involves any contract (i) granting or obtaining any right to use any Intellectual Property (other than contracts granting rights to use readily available commercial Software having an annual license and/or maintenance fee of less than $25,000 in the aggregate for all such related contracts) or (ii) restricting Seller’s or Non-Debtor Subsidiary’s rights to any Purchased Intellectual Property;

(vi)         regards the employment, services, consulting, termination or severance from employment relating to or for the benefit of any director, officer, employee, sales agent, distributor, dealer, independent contractor or consultant;

(vii)        constitutes joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts); or

(viii)       constitutes master lease agreements providing for the leasing of material personal property.

(b)           With respect to Material Contracts (other than Leases):  (i) all of the Material Contracts are in full force and effect, (ii) except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy, none of Seller or Non-Debtor Subsidiary, as the case may be, and to the Knowledge of Seller and Non-Debtor Subsidiary, none of the other parties to the Material Contracts, are in material default under, and no event has occurred which, with the passage of time or giving of notice or both, would result in Seller or Non-Debtor Subsidiary, as the case may be, or to the Knowledge of Seller and Non-Debtor Subsidiary, any of the other parties to the Material Contracts, being in material default under, any of the terms of the Material Contracts, and (iii) if the Sale Order is entered, none of the Material Contracts requires the consent of any other party thereto in connection with the transactions contemplated by this Agreement.

5.12        Customers and Suppliers.  To the Knowledge of Seller and the Non-Debtor Subsidiary, except with respect to outstanding disputes regarding Seller’s failure to pay outstanding amounts, there are no outstanding material disputes between Seller or the Non-Debtor Subsidiary and any of their respective customers or suppliers and no material customer or supplier has notified Seller or Non-Debtor Subsidiary in writing that it intends to terminate or materially reduce the amount of business it conducts with Seller or Non-Debtor Subsidiary.

5.13        Property.

(a)           Seller does not own any right, title or interest in any real property nor has any such real property ever been used in connection with the Business, except as set forth in Schedule 5.13(b).

(b)           Schedule 5.13(b) sets forth a true, correct and complete list of all Leases for all real property (including the date, if available, and name of each of the parties to such Leases), together with a description of any buildings, fixtures, structures and improvements located on such real property, (collectively, the “Leased Real Property”).  Seller has delivered or made available to Purchaser a true and complete copy of each of the aforementioned Leases (including all amendments, modifications and supplements thereto) and, such Leases have not been further amended, modified, restated or otherwise supplemented.  To the Knowledge of Seller and to the extent in Seller’s possession, Seller has delivered or made available to Purchaser true, correct and complete copies of all leasehold title insurance policies and surveys relating to each Leased Real Property.  With respect to each of the aforementioned Leases:  (i) except as results directly from the pendency of the Bankruptcy Case, Seller has a valid and subsisting leasehold estate in such Leased Real Property for the full term of such Lease, and such Lease is legal, valid, binding obligation of Seller and is in full force and effect; (ii) there are no material disputes with respect to such Lease, nor has Seller received written notice of, or are aware of, any default thereunder (or condition or event, which, after notice or a lapse of time or both, would constitute a default thereunder), except as results directly from the pendency of the Bankruptcy Case or except with respect to outstanding disputes regarding Seller’s failure to pay outstanding amounts; (iii) to the Knowledge of Seller, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, nor has Seller received written notice of the foregoing; (iv) Seller does not owe, nor will it in the future owe, any brokerage commissions or finder’s fees with respect to such Lease; (v) the other party to such Lease is not an Affiliate of, and, to the Knowledge of Seller, otherwise does not have any economic interest in, Seller; (vi) to the Knowledge of Seller, there are no Liens or Encumbrances other than Permitted Exceptions on the Lease or on the estate or interest created by such Lease created or suffered to exist by Seller that will not be extinguished pursuant to the Sale Order as against such Lease or estate or interest, nor has Seller received written notice of any of the foregoing; (vii) neither Seller nor, to the Knowledge of Seller, any other party to such Lease has assigned the same or sublet any part of the premises covered thereby or exercised any option or right thereunder, and (viii) there are no unpaid late fees, charges or other penalties under any Lease in an amount in excess of $25,000 individually and $150,000 in the aggregate.

(c)           Seller has received no written or oral notification that it is in violation of any applicable building, zoning, health or other law, ordinance or regulation which would materially adversely affect the use or operations of any Leased Real Property, except for any written notifications that pertain to violations that have been cured or resolved.  Seller has received no written notification regarding unrecorded easements and/or agreements or encroachments in respect of all or any portion of any Leased Real Property that could materially adversely affect any such Leased Real Property or the use thereof.

5.14        Brokers.  Seller has no obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the Transactions.

5.15        Financial Statements.

(a)           Seller has delivered to Purchaser copies of (i) the audited consolidated balance sheets of Seller and its Subsidiaries as at March 31, 2008 and 2009 and the related audited consolidated statements of income and of cash flows of Seller and its Subsidiaries for the years then ended and the year ended March 31, 2008 and 2009 and (ii) the unaudited consolidated balance sheet of Seller and its Subsidiaries as at March 31, 2008 and 2009 and the related consolidated statement of income and cash flows of Seller and its Subsidiaries for the 12-month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”).  Each of the Financial Statements is complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied without modification of the accounting principles used in the preparation thereof throughout the periods presented and presents fairly in all material respects the consolidated financial position, results of operations and cash flows of Seller and its Subsidiaries as at the dates and for the periods indicated.

(b)           Seller makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of its assets.  Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

5.16        Absence of Certain Changes.  Except (a) for the commencement or pendency of the Bankruptcy Case and (b) for orders, writs, injunctions, decrees, statutes, rules, or regulations of general applicability to the Business, since August 16, 2010, there has been no event or condition that has had (or is reasonably likely to result in) a Material Adverse Change.

5.17        Tangible Personal Property.  To the Knowledge of Seller, the items of personal property included in the Purchased Assets are in all material respects, in good operating condition and repair, subject to continued repair and replacement in accordance with past practice and Seller’s liquidity constraints, and are suitable for their intended use.  During the past six (6) months there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the such personal property that have or will cause a Material Adverse Change.

5.18        No Other Representations or Warranties; Schedules.  Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), none of Seller nor any other Person makes any other express or implied representation or warranty with respect to Seller, Seller’s Business, the Purchased Assets, the Assumed Liabilities or the Transactions, and Seller disclaims any other representations or warranties, whether made by Seller, any Affiliate of Seller, or any of Seller’s or its Affiliates respective officers, directors, employees, agents or representatives.

5.19        Board Approval and Recommendation.  The Board of Directors (or similar governing body) of Seller has determined that, based upon its consideration of the available alternatives, and subject to the approval of the Bankruptcy Court,  a sale, assignment and assumption of the Purchased Assets and Assumed Contracts pursuant to this Agreement under Sections 105, 363 and 365 of the Bankruptcy Code is in the best interests of Seller.

5.20        [Intentionally omitted].

5.21        Sales Commissions.  Seller has paid in full to employees of Seller all sales and rental commissions due and payable to such employees on or prior to the Effective Date.

5.22        Acknowledgment.  Seller hereby acknowledges that, other than the obligations of Purchaser set forth in this Agreement, Purchaser does not have any obligation to further bid or overbid for the Purchased Assets or participate in any auction at which bidders of Qualified Bids bid to acquire the assets of the Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1          Organization and Good Standing.  Purchaser is an entity duly organized and validly existing under the laws of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2          Authorization of Agreement.  Purchaser has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser.  This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party constitutes legal, valid and binding obligations of Purchaser enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3          Conflicts; Consents of Third Parties.

(a)           The execution and delivery by Purchaser of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) its certificate of incorporation or bylaws, (ii) any Contract, Lease or Permit to which  Purchaser is a party or by which any of its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or any of its properties or assets as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to cause, individually or in the aggregate, a material adverse effect on Purchaser.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, its taking of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser.

6.4          Brokers.  Purchaser does not have any obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the Transactions.

6.5          Adequate Assurance.  Purchaser will timely provide such information to Seller, as Seller believes is reasonably necessary to provide “adequate assurance,” as that term is used in Section 365 of the Bankruptcy Code, with respect to Assumed Leases and Assumed Contracts.

6.6          Condition of the Purchased Assets.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Seller is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Seller in Article V hereof (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis.  Purchaser acknowledges that it will conduct its own due diligence and in making the determination to proceed with the Transaction, Purchaser will be relying on the results of its own independent investigation.

ARTICLE VII

BANKRUPTCY COURT MATTERS

7.1          [Intentionally omitted].

7.2          [Intentionally omitted].

7.3          [Intentionally omitted].

7.4          The Sale Order.  This Agreement is subject to approval by the Bankruptcy Court.  Seller shall use its best efforts to cause the Bankruptcy Court to enter a Sale Order which contains, among other provisions requested by Purchaser, the following provisions (it being understood that certain of such provisions may be contained in either the findings of fact or conclusions of law to be made by the Bankruptcy Court as part of the Sale Order):

(a)           the sale of the Purchased Assets by Seller to Purchaser (A) is or will be legal, valid and effective transfers of the Purchased Assets; (B) vest or will vest Purchaser with all right, title and interest of such Seller to the Purchased Assets free and clear of all Liens, Claims, Interests and Encumbrances (other than Liens created by Purchaser); and (C) constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the states in which Seller is incorporated and any other applicable non-bankruptcy laws;

(b)           [Intentionally omitted];

(c)           all Persons are enjoined from taking any actions against Purchaser or any Affiliates of Purchaser (as they existed immediately prior to the Closing) to recover any claim which such Person has solely against a Seller or its Affiliates;

(d)           the provisions of the Sale Order are non-severable and mutually dependent;

(e)           provide that Purchaser will not have any successor or transferee liability for liabilities (including with respect to Taxes) of Seller or any subsidiary of Seller (whether under federal or state law or otherwise) as a result of or attributable to the sale of the Purchased Assets;

(f)           Purchaser has acted in good faith within the meaning of Section 363(m) of the Bankruptcy Code, the transactions contemplated by this Agreement are undertaken by Purchaser and Seller at arm’s length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code, and such parties are entitled to the protections of Section 363(m) of the Bankruptcy Code;

(g)           all Purchased Contracts shall be assigned by Seller and assumed by Purchaser pursuant to Section 365 of the Bankruptcy Code;

(h)           the Bankruptcy Court retains exclusive jurisdiction to interpret and enforce the provisions of this Agreement, the Bidding Procedures Order and the Sale Order in all respects; provided, however, that in the event the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this clause or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter; and

(i)           such other provisions as to which Seller and Purchaser may agree.

7.5          Bankruptcy Court Approval.

(a)           [Intentionally omitted.]

(b)           Seller shall obtain entry by the Bankruptcy Court of the Sale Order no later than November 19, 2010.

(c)           Seller shall cooperate with Purchaser and its representatives in connection with the Sale Order and the bankruptcy proceedings in connection therewith.  Such cooperation shall include, but not be limited to, consulting with Purchaser at Purchaser’s reasonable request concerning the status of such proceedings and providing Purchaser with copies of requested pleadings, notices, proposed orders and other documents relating to such proceedings as soon as reasonably practicable prior to any submission thereof to the Bankruptcy Court.  Seller further covenants and agrees that the terms of any plan it submits to the Bankruptcy Court for confirmation shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including, without limitation, any transaction contemplated by or approved pursuant to the Sale Order or the Bidding Procedures Order entered by the Bankruptcy Court on October 12, 2010.

ARTICLE VIII

COVENANTS

8.1          Access to Information.  Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees, consultants and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, business and operations of Seller and such examination of the books and records and financial and operating data of Seller, the Business, the Purchased Assets, the Assumed Liabilities and the Leased Real Property, and access to all the officers, key employees, accountants and other representatives of Seller, as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law.  Seller shall cause its officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation, examination and access, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their reasonable efforts to minimize any disruption to their business.  Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose information subject to attorney-client privilege, provided Seller advises Purchaser of the specific assertion of such privilege.

8.2         Conduct Pending the Closing. Except (i) as expressly set forth in the Budget, (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Purchaser, during the period from the date of this Agreement to and through the Closing Date, Seller shall, to the extent commercially reasonable, taking into account the filing of the Bankruptcy Case:

(A)	conduct its business only in the ordinary course;

(B)	pay wages, salary and accrued vacation to its employees as they become due and payable consistent with normal course past practices;

(C)	use its best efforts to (1) preserve its present business operations, organization and goodwill, and (2) preserve its present relationships with customers and suppliers;

(D)
maintain (1) all of the assets and properties of Seller in their current condition, ordinary wear and tear excepted and (2) insurance upon all of the assets and properties of Seller in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(E)
(1) maintain the books, accounts and records of Seller in the ordinary course, (2) continue to collect accounts receivable and pay accounts payable in accordance with the Budget and without discounting or accelerating payment of such accounts, and (3) comply with all contractual and other obligations applicable to the operation of Seller;

(F)
pay all trade payables relating to operations of the Company in accordance with the Budget to the extent that such payables have arisen during the period beginning on the Effective Date and ending on the Closing Date;

(G)	comply in all material respects with applicable Laws, including, without limitation, Environmental Laws; and

(H)	not take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement.

(b)         Except (i) as expressly set forth in the Budget, (ii) required by applicable Law, (iii) as otherwise contemplated by this Agreement, or (iv) with the prior written consent of Purchaser, Seller shall not, and shall not file with the Bankruptcy Court a request or motion, or support any other request or motion, to:

(A)
make any promise or representation, oral or written, to, or otherwise (1) increase the annual level of compensation payable or to become payable by Seller to any of its directors, executive officers or Employees, (2) grant, or establish or modify any targets, goals, pools or similar provisions in respect of, any bonus, benefit or other direct or indirect compensation to or for any director, executive officer or Employee, increase the coverage or benefits available under any (or create any new) Employee Benefit Plan or (3) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which Seller is a party or involving a director, executive officer or Employee of such Seller, except, in each case, as required by any of the Employee Benefit Plans or Employee agreements;

(B)
enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability or other obligation to any labor organization;

(C)
make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or, except as may be required by the Code or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent audited financial statements or Tax Returns, as applicable;

(D)	subject any of the Purchased Assets to any Lien, Interest or Encumbrance, except for Permitted Exceptions;

(E)
cancel or compromise any material debt or claim or waive or release any material right of Seller that constitutes a Purchased Asset other than customer accounts receivable compromised in the ordinary course of the business of Seller;

(F)	enter into any commitment for capital expenditures other than as set forth in the Budget;

(G)	engage in any transaction with any officer, director or Affiliate of Seller or affiliate of any such individual;

(H)	[Intentionally omitted];

(I)
transfer, dispose of, permit to lapse (except in accordance with the terms thereof) or grant any right or licenses under, or enter into any settlement regarding the breach or infringement of, any Intellectual Property, or modify any existing rights with respect thereto or enter into any material licensing or similar agreements or arrangements other than such licenses, agreements or arrangements entered into in the ordinary course of business consistent with past practices and as would not constitute a Material Adverse Change;

(J)
enter into, assume or terminate any Material Contract or enter into or permit any material amendment, supplement, waiver or other material modification in respect thereof, except in the ordinary and usual course of business consistent with past practices and as would not constitute a Material Adverse Change;

(K)	other than as a result of the Transactions, Seller shall not merge or consolidate with any other Person or acquire a material amount of assets;

(L)	make a Material Decision;

(M)	adopt or propose any change to, or fail to maintain, the current levels of insurance coverage afforded Seller under existing insurance policies; and

(N)	agree to do anything prohibited by this Section 8.2 or do or agree to do anything that would cause Seller’s representations and warranties herein to be false in any material respect.

8.3         Consents.  Seller shall use its commercially reasonable best efforts, and Purchaser shall cooperate with Seller, to obtain at the earliest practicable date all consents and approvals required to consummate the Transactions, including the transfer or reissuance of any Permits, including those required under Environmental Laws, held by Seller and required for Purchaser to operate the business and Purchased Assets, including, without limitation, any consents required pursuant to any Material Contract with the Non-Debtor Subsidiary (the “Non-Debtor Consents”); provided, however, that neither Seller nor Purchaser shall be obligated to pay any consideration therefore to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval; provided, further, that if requested by Purchaser, Seller shall initiate such litigation or legal proceedings requested by Purchaser to obtain such consents or approvals or an Order but only if Purchaser advances to Seller, Seller’s good faith and reasonable estimate of  any and all out of pocket expenses and costs (including reasonable attorneys fees) related thereto.

8.4         Regulatory Approvals.

(a)           If necessary, Purchaser and Seller shall (i) use commercially reasonable efforts to make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as practicable and, in any event, within two (2) Business Days after entry of the Sale Order in the case of all filings required under the HSR Act and within ten Business Days in the case of all other filings required by other Antitrust Laws, (ii) comply, to the extent practicable, at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or the Transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any Transaction.  Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions.  Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any Transaction.  No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.  Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws.  Seller and Purchaser may, as each deems advisable and necessary in good faith, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as “outside counsel only.”  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Seller or Purchaser, as the case may be).

(b)           Each of Purchaser and Seller shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”).  In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any Transaction is in violation of any Antitrust Law, each of Purchaser and Seller shall cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Seller decide that litigation is not in their respective best interests; provided, that all expenses incurred with respect to such efforts shall be borne solely by Purchaser.  Each of Purchaser and Seller shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement.  In connection with and without limiting the foregoing, each of Purchaser and Seller agrees to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the Transactions as expeditiously as possible.

8.5         Further Assurances.  Subject to the other provisions of this Agreement, each of Purchaser and Seller shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

8.6         Preservation of Records.  Seller or its successors and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Purchased Assets for two (2) years after the Closing Date (except as provided below) and shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby.  In the event Seller or Purchaser wishes to destroy such records before or within two (2) years, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90-day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice.

8.7         Publicity.  None of the parties hereto shall issue any press release concerning this Agreement or the Transactions without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Seller, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.8         Schedules.  Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.  Information provided in one Schedule will suffice, without repetition or cross reference, as a disclosure of such information in any other Schedule to which its relevance is reasonably apparent on its face.

8.9         Compliance with DIP Credit Agreement.  Seller shall not take any action not in compliance with any covenant or other agreements set forth in the DIP Credit Agreement.

8.10       Motions, Orders, etc.  Seller shall promptly provide Purchaser with the proposed final drafts of all documents, motions, orders, or pleadings that Seller hereafter proposes to file with the Bankruptcy Court which relate to the approval of this Agreement, the Purchased Assets, the Assumed Contracts or Assumed Leases or the consummation of the Transactions, or any provision therein or herein, and shall provide Purchaser and its counsel with a reasonable opportunity to review and comment on such documents, motions, orders, or pleadings prior to filing with the Bankruptcy Court.

8.11       [Intentionally omitted]

8.12       Post-Closing Name Changes.  Promptly after Closing, Purchaser will change its name to “Coast Crane Company” and will cause Seller’s name to be changed from “Coast Crane Company” to a name that does not incorporate any of the Purchased Intellectual Property.

8.13       Bonuses and Commissions.  During the Bankruptcy Case, Seller shall continue to pay in full to employees of Seller all bonuses and commissions as they become due and payable consistent with normal course past practices and in conformity with any Seller plans applicable to such bonuses and commissions.

8.14       Communications with Customers and Suppliers.  Prior to the Closing, Purchaser shall not, and shall cause its Affiliates and representatives not to, contact, or engage in any discussions or otherwise communicate with, any of the Business’ customers, suppliers and others with whom it has material commercial dealings without obtaining the prior consent of Seller (which will not be unreasonably withheld but, if given, may be conditioned on Seller having the right to designate an officer of Seller reasonably acceptable to Purchaser, to participate in any meetings or discussions with any such customers, suppliers or others).

8.15       Post-Closing Receipts.  In the event that after the Closing Seller receives any funds, checks, deposits or other amounts in respect of, related to, or arising out of the Purchased Assets (“Post-Closing Receipts”), such Post-Closing Receipts shall be held in trust for the benefit of Purchaser and Seller shall promptly remit, pay or otherwise transfer all such Post-Closing Receipts to Purchaser in the form received.   The Seller hereby designates Purchaser as Seller’s true and lawful attorney-in-fact, with full power of substitution, to execute or endorse for the benefit of Buyer any checks, notes or other documents received directly by Purchaser or remitted to Purchaser by Seller as Post-Closing Receipts or transferred to Purchaser as Purchased Assets in accordance with Section 2.1(b)(xxi), such power of attorney being coupled with an interest and irrevocable.  Seller agrees to execute and deliver to Purchaser from time to time any documents or instruments reasonably requested by Purchaser to evidence such power of attorney and to otherwise implement the foregoing.

ARTICLE IX
EMPLOYEES AND EMPLOYEE BENEFITS

9.1         Employees.   Prior to the Closing, Purchaser shall deliver, in writing, an offer of employment (on an “at will” basis) to each of the Employees who remain employed immediately prior to the Closing to commence immediately upon the day following the Closing, subject to Purchaser’s standard conditions for new employees.  Such individuals who accept such offer by the Closing Date are hereinafter referred to as the “Transferred Employees.”  Each offer to each Seller employee provided by Purchaser will include compensation and provide for a position with Seller identical to those provided to such employee by Seller immediately prior to the Closing.  Subject to applicable Laws and for the avoidance of doubt, Purchaser shall have no obligation to Seller with respect to changing the terms and conditions of all Transferred Employees’ employment at any time on and after the Closing Date.

9.2         Standard Procedure.  Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W-2 with respect to any Transferred Employees, and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Transferred Employee only with respect to the portion of the year during which such Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Employee was employed by Seller or its Subsidiaries.

9.3         Employee Benefits.

(a)           Benefits.  As soon as reasonably practicable following the Closing, Purchaser shall provide the Transferred Employees with benefits under employee benefit plans to be maintained by Purchaser, including without limitation commission and bonus plans, a 401(k) plan and health benefits (“Purchaser Plans”), that are substantially similar to the benefit plans maintained by Seller immediately prior to Closing except with respect to commission and bonus plans which plans shall be consistent with Purchaser's commission and bonus plans unless the terms of the commission and bonus plans maintained by Seller are acceptable to Purchaser in its sole discretion.

(b)           Accrued Vacation.  Purchaser shall give full credit to each Transferred Employee for all unused vacation time accrued as of the Closing Date.

(c)           COBRA.  Purchaser shall sponsor and maintain a group health plan, effective on or before the Closing Date, for the benefit of the Transferred Employees and their dependents, and to provide for the continuation coverage required to be made available under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) as of the Closing Date for Seller’s “M&A qualified beneficiaries.”  Seller’s M&A qualified beneficiaries include all of the individual qualified beneficiaries as determined under COBRA and the applicable regulations whose qualifying event occurred prior to or in connection with the asset sale transaction contemplated by this Agreement and who are, or whose respective qualifying events occurred in connection with, covered employees under Seller’s group health plan whose last employment prior to the qualifying event was with Seller or any Affiliate of Seller.  Purchaser shall be exclusively responsible for providing such COBRA coverage and Seller shall not have any obligation or liability to provide rights under COBRA following the Closing Date for such M&A qualified beneficiaries.

(d)           Vesting of Seller Employee Benefit Plan Benefits.  Effective as of the Closing Date, Seller shall cause the tax-qualified 401(k) plan in which Transferred Employees were eligible to participate immediately prior to the Closing Date to fully vest such employees’ accrued benefit through the Closing Date thereunder.  Seller shall take all such actions that are reasonably necessary to facilitate such vesting and to terminate the plan.  Purchaser agrees to reasonably cooperate with Seller to facilitate such vesting and termination of the plan, including providing personnel to Seller to effectuate such vesting and termination.

9.4         Indemnification.  Seller shall indemnify and hold Purchaser and its Affiliates harmless with respect to any Transferred Employee from (i) any employment- related liability with respect to employment on or prior to the Closing Date, (ii) any liability relating to, arising under or in connection with any Employee Benefit Plan, including any liability under COBRA, whether arising prior to, on or after the Closing Date and (iii) any liability under the WARN Act.

9.5         No Obligations.  Other than as set forth in this Article 9, nothing contained in this Agreement shall be construed to require, or prevent the termination of, employment of any individual, require minimum benefit or compensation levels or prevent any change in the employee benefits provided to any individual Transferred Employee.  No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller or any other persons or entities (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever.

ARTICLE X

CONDITIONS TO CLOSING

10.1       Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Seller contained in this Agreement (i) that are not qualified by materiality or a Material Adverse Change shall be true and correct in all material respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change and (ii) that are qualified by materiality or Material Adverse Change shall be true and correct in all respects on and as of the Closing (disregarding any Material Adverse Change qualifier contained therein), except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, and Purchaser shall have received a certificate signed by authorized officers of Seller, dated the Closing Date, to the foregoing effect;

(b)           Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date, and Purchaser shall have received a certificate signed by an authorized officer of Seller, dated the Closing Date, to the forgoing effect;

(c)           [Intentionally omitted];

(d)           To the extent the First Lien Lenders direct Purchaser to assume Seller’s obligation under the Hedging Agreements-Other, Purchaser shall have received the consent to assignment from the participants in such hedging arrangements provided to Seller under the Hedging Agreements-Other (the “Hedge Participants”) at the Closing on substantially identical terms contained in the existing Hedging Agreements; provided that all past due amounts as of the Closing Date owed under such Hedging Agreements shall have been paid off by the First Lien Lenders in full on or prior to the Closing Date and/or other arrangements regarding the same satisfactory to the participants in such hedging arrangements have been made;

(e)           [Intentionally omitted];

(f)           [Intentionally omitted];

(g)           Purchaser shall have received any consents necessary under or pursuant to any Assumed Executory Contracts not subject to the Sale Order, and such consents shall be in full force and effect except to the extent that the failure to obtain such consents or for such consents to be in full force and effect would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change;

(h)           Transfer Taxes set forth on the Transfer Tax Schedule do not exceed One Hundred Sixty Thousand Dollars ($160,000); and

(i)           Seller shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

10.2       Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a)           the representations and warranties of Purchaser contained in this Agreement (i) that are not qualified by materiality shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect and (ii) that are qualified by materiality shall be true and correct in all respects on and as of the Closing (disregarding any materiality qualifier contained therein), except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b)           Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect; and

(c)           Purchaser shall have delivered to Seller all of the items set forth in Section 4.3.

10.3       Conditions Precedent to Obligations of Purchaser and Seller.  The respective obligations of Purchaser and Seller to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Seller in whole or in part to the extent permitted by applicable Law):

(a)           there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(b)           the waiting period applicable to the Transactions under the HSR Act shall have expired or early termination shall have been granted;

(c)           the Bankruptcy Court shall have entered the Sale Order in form and substance reasonably acceptable to Seller and Purchaser within five (5) Business Days of the Sale Hearing;

(d)           unless this condition has been waived by Purchaser in its sole discretion, the Sale Order shall have become a Final Order; and

(e)           the Bidding Procedures Order shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented in any material respect without Purchaser’s prior written consent.

10.4       Frustration of Closing Conditions.  No party may rely on the failure of any condition set forth in Section 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE XI

TAXES

11.1       Transfer Taxes.  Seller shall timely file or caused to be filed all necessary documents (including all Tax Returns) with respect to any sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”).  Purchaser shall pay to Seller (which amount shall be allocated solely to the payment of Transfer Taxes to the extent the Transfer Taxes have not previously been paid in full) within two (2) Business Days following the Closing Date, the amount of the Transfer Taxes assumed by Purchaser in accordance with Section 2.3(i).  Seller shall have provided to the Agent for the First Lien Lenders and Purchaser a schedule setting forth its determination of the amount of Transfer Taxes payable in connection with the transfer of assets set forth in this Agreement no later than ten (10) Business Days prior to the Closing Date (the “Transfer Tax Schedule”).  Prior to the Closing, Purchaser shall have obtained, and delivered to Seller copies of, all necessary resale permits or certificates.

11.2       Prorations.  All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees (“Periodic Taxes”) that are due and payable with respect to the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date (“Straddle Period”), shall be prorated between Purchaser and Seller as of 12:01 a.m. pacific time on the Closing Date based on the number of days in the Straddle Period that each party owned the Purchased Assets.  Purchaser shall bear all Periodic Taxes with respect to the Purchased Assets relating to any tax year beginning after the Closing Date without regard to when such payments are in fact due and payable.  With respect to Periodic Taxes described in this Section 11.2, Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes.  If one party remits to the appropriate Taxing Authority payment for Taxes, which are subject to proration under this Section 11.2 and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.3       Purchase Price Allocation.  The Purchase Price and any amounts required to be taken into account for income tax purposes shall be allocated among the Purchased Assets in accordance with a schedule (the “Allocation Statement”) to be prepared by Purchaser and delivered to Seller at least five (5) days prior to the Closing Date.  With respect to assets that are subject to Transfer Taxes, the Allocation Statement shall be consistent with the Transfer Tax Schedule.  Purchaser shall consider in good faith all changes to the Allocation Statement reasonably requested by Seller.  After the Closing, the parties shall make consistent use of the allocation set forth on the Allocation Statement  for all tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under section 1060 of the Code.  Purchaser shall prepare and deliver IRS Form 8594 to Seller within twenty (20) days following the Closing and both parties shall file such IRS Form 8594 with the IRS.  Unless required by law, in any litigation or proceeding related to the determination of any Tax, neither Purchaser nor Seller shall assert that such allocation is not a correct allocation.

11.4       Cooperation and Audits.  Purchaser and Seller shall cooperate fully with each other regarding tax matters (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such taxes.  Without limiting the generality of the foregoing, Seller shall execute on or prior to the Closing Date a power of attorney authorizing Purchaser to correspond, sign, collect, negotiate, settle and administer all tax payments and Tax Returns.

ARTICLE XII

MISCELLANEOUS

12.1       No Survival of Representations and Warranties.  The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder and no Person shall have any liability for any breach thereof.  The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

12.2       Expenses.  Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions.

12.3       Injunctive Relief; Limitation on Damages.  Damages at law may be an inadequate remedy for the breach of any of the covenants, promises or agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement.  The rights set forth in this Section 12.3 shall be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement provided however that the parties agree that as liquidated damages for the breach by Purchaser of this Agreement and failure to consummate the Closing, Seller’s sole damage remedy shall be the forfeiture by Purchaser of the $7,500,000 cash deposit remitted by Purchaser in connection herewith, which deposit, at Closing, shall be applied towards the Cash Portion of the Purchase Price.

12.4       Submission to Jurisdiction; Consent to Service of Process.

(a)           Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.8 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the Western District of Washington and any appellate court thereof, for the resolution of any such claim or dispute.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.8.

12.5       Waiver of Right to Trial by Jury.  Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

12.6       Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) collectively represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.7       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State.

12.8       Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or electronic mail transmission (with confirmation of receipt) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

Coast Crane Company
8250 Fifth Avenue South
Seattle, Washington 98108
Facsimile: 206-682-6651
Attention: Dan Goodale, President

with copies to:

K&L Gates LLP
925 Fourth Avenue Suite 2900
Seattle, Washington 98104
Facsimile: 206-623-7022
Attention: Eric Simonson and Michael Gearin

PNC Business Credit
2 North Lake Ave., Suite 440
Pasadena, CA  91101
Facsimile: 626-432-4589
Attention: Mr. Mark Tito

Levy, Small & Lallas
815 Moraga Drive
Los Angeles, CA  90049
Facsimile: 310-471-7990
Attention: Leo Plotkin, Esq.

If to Purchaser or Essex, to:

c/o Essex Rental Corp.
1110 Lake Cook Road
Suite 220
Buffalo Grove, IL 60089
Facsimile: (847) 215-6535
Telephone: (847) 215-6502
Attention: Martin A. Kroll

With copies to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attn:    Todd J. Emmerman, Esq.
Tel: (212) 940-8873
Fax: (212) 894-5873

PNC Business Credit
2 North Lake Ave., Suite 440
Pasadena, CA  91101
Facsimile: 626-432-4589
Attention: Mr. Mark Tito

Levy, Small & Lallas
815 Moraga Drive
Los Angeles, CA  90049
Facsimile: 310-471-7990
Attention: Leo Plotkin, Esq.

12.9       Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

12.10     Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either Seller or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that Purchaser may assign some or all of its rights and obligations hereunder to one or more subsidiaries formed by it prior to the Closing and/or, upon notice to Seller, to one or more Persons that Purchaser determines, in its sole discretion, to partner with in connection with the Transactions.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.  Upon any such permitted assignment, the references in this Agreement to Seller or Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.11     General Release.

(a)           Effective upon the Closing Date, Seller, on behalf of itself, and any Person claiming by, through, under, derivatively for, as agent for or on behalf of such Seller (collectively, the “Seller Group”), acknowledges that it has no claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever (including, for the avoidance of doubt, actions for avoidance, subordination or recharacterization of any of Purchaser’s pre-Petition Date Claims, Interests and Encumbrances and Liens in respect of Seller) against (1) Purchaser, (2) any of its directors, officers, control persons (as defined in Section 15 of the Securities Exchange Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1933, as amended), members, employees, agents, attorneys, financial advisors, legal representatives, shareholders, partners, successors and assigns solely in their capacity as such, and (3) any of its directors, officers, control persons, members or employees in their capacity as a member on, or arising from their involvement with the activities of, the Board of Directors of Seller (including pursuant to board observer rights), (Purchaser and all Persons referenced in clauses (1), (2) and (3) are collectively referred to as the “Purchaser Group”), that directly or indirectly arise out of, are based upon, or in any manner connected with any Prior Event (as defined below) (collectively, “Released Claims”); and, should any Released Claims nonetheless exist, Seller on behalf of itself and all the other members of the Seller Group hereby (i) releases and discharges each member of the Purchaser Group from any liability whatsoever on such Released Claims that directly or indirectly arise out of, are based upon, or in any manner connected with a Prior Event, and (ii) releases, remises, waives and discharges all such Released Claims against any member of the Purchaser Group.  As used herein the term “Prior Event” means any transaction, event, circumstances, action, failure to act or occurrence of any sort or type, including without limitation any approval or acceptance given or denied, whether known or unknown, which occurred, existed, was taken, permitted or begun prior to the consummation of the Transactions contemplated hereunder. For the avoidance of doubt, “Prior Event” shall not include any rights of Seller set forth in this Agreement or the rights set forth in any other agreement to be entered into on or after the Closing Date in contemplation of the sale of assets to Purchaser set forth herein.

(b)           Without limiting in any way the scope of the release contained in subparagraph (a) immediately above and effective upon the Closing Date, Seller, to the fullest extent allowed under applicable law, hereby waives and relinquishes for themselves and the other members of the Seller Group, all statutory and common law protections purporting to limit the scope or effect of a general release, whether due to lack of knowledge of any claim or otherwise, including, waiving and relinquishing the terms of any law, like section 1542 of the California Civil Code, which provides that a release may not apply to material unknown claims.  Seller hereby affirms its intent to waive and relinquish such unknown Claims and to waive and relinquish any statutory or common law protection available in any applicable jurisdiction with respect thereto.

12.12     Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts and by facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

CC BIDDING CORP.

By:	/s/ Martin A. Kroll
Name: Martin A. Kroll
Title: Corporate Secretary and Chief
Financial Officer

ESSEX RENTAL CORP. (solely with respect to the assumption of indebtedness by it pursuant to Section 3.1(a)(ii))

By:	/s/ Martin A. Kroll
Name: Martin A. Kroll
Title: Senior Vice President and Chief
Financial Officer

SELLER:

COAST CRANE COMPANY

By:	/s/ Daniel Goodale
Name: Daniel Goodale
Title: Chief Executive Officer

Exhibit A

Sale Order

(See attached pages)

Michael J. Gearin, WSBA # 20982 David C. Neu, WSBA #33143 Brian L. Lewis, WSBA #33560 K&L Gates LLP 925 Fourth Avenue Suite 2900 Seattle, WA 98104-1158 (206) 623-7580	Honorable Karen A. Overstreet Chapter 11 Hearing Location: Seattle, Room 7206 Sale Hearing Hearing Date: Friday, November 12, 2010 Hearing Time: 9:30 a.m. Response Date: Wed., November 10, 2010

UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF WASHINGTON
AT SEATTLE

In re: COAST CRANE COMPANY, Debtor.
No.   10-21229

[PROPOSED] ORDER APPROVING THE SALE OF SUBSTANTIALLY ALL OF THE DEBTOR’S ASSETS AND BUSINESS FREE AND CLEAR OF ALL LIENS, CLAIMS, INTERESTS AND ENCUMBRANCES; APPROVING THE ASSUMPTION AND ASSIGNMENT BY THE DEBTOR TO BUYER OF CERTAIN OF THE DEBTOR’S EXECUTORY CONTRACTS; AND GRANTING OTHER RELIEF

THIS MATTER comes before the Court upon the motion (the “Sale Motion”) 1 of Coast Crane Company (the “Debtor” or “Coast”), debtor and debtor-in-possession, for the entry of an Order approving (i) the sale (the “Sale”) of substantially all of Debtor’s assets and business free and clear of all liens, claims, interests and encumbrances ("Interests") to CC Bidding Corp. or its assigns (collectively, “CC” or "Buyer") pursuant to an asset purchase agreement (the “Purchase Agreement”) substantially in the form attached hereto as Exhibit A and (ii)  the assumption and assignment by the Debtor to Buyer of certain of Debtor’s executory contracts and leases.  Having considered the Sale Motion, the accompanying declaration, the Purchase Agreement, any objections and reply materials, the arguments of counsel, and the pleadings and papers herein, the Court HEREBY FINDS AND DETERMINES THAT: 2

1 Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement or Sale Motion.

2 Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.  See Fed. R. Bankr. P. 7052.

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A.           The Court has jurisdiction over the Sale Motion pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (M), (N) and (O). Venue of this case and the Sale Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.

B.           The statutory predicates for the relief sought in the Sale Motion are 11 U.S.C. §§ 105(a), 363(b), (f), (m), and (n) and 365, and Fed. R. Bankr. P. 2002, 6004, 6006, and 9014.

C.           As evidenced by the affidavits of service previously filed with the Court, the Debtor provided proper, timely, adequate and sufficient notice of the Sale Motion, the Sale Hearing, the transactions contemplated under the Purchase Agreement, including, without limitation, the Sale and the assumption and assignment of the Assumed Executory Contracts and Leases in accordance with 11 U.S.C. §§ 102(l), 363 and 365 and Fed. R. Bankr. P. 2002, 6004 (collectively, the “Transactions”), and to: (i) the Office of the United States Trustee; (ii) counsel for the Coast Crane Acquisition Corporation and counsel for the Buyer; (iii) counsel for the Creditors' Committee; (iv) all entities known to have asserted any interests in or upon the Purchased Assets; (v) all federal, state, and local regulatory or taxing authorities or recording offices which have a reasonably known interest in the relief requested by the Sale Motion, (vi) all parties to Assumed Executory Contracts and Leases; (vii) the United States Attorney's office; (viii) the Internal Revenue Service; and (ix) the official service list in this case.  Such notice was good and sufficient, and afforded parties sent notice a reasonable opportunity to object or be heard with respect to the matters that are the subject of this Order, and no other or further notice of the Sale Motion, the Sale Hearing or any of the Transactions is or shall be required.

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D.           The Debtor marketed the Purchased Assets and conducted the sale process in compliance with applicable law and rules.

E.           The Debtor (i) has full corporate power and authority to execute the Purchase Agreement and all other documents contemplated thereby, and the sale of the Purchased Assets and assumption and assignment of the Assumed Executory Contracts and Leases by the Debtor have been duly and validly authorized by all necessary corporate action of the Debtor, (ii) has all of the corporate power and authority necessary to consummate the Transactions, (iii) has taken all corporate action necessary to authorize and approve the Purchase Agreement and the consummation by the Debtor of the Transactions, and (iv) requires no consents or approvals, other than those expressly provided for in the Purchase Agreement, in order to consummate such Transactions.

F.           Approval of the Purchase Agreement and consummation of the Transactions at this time are in the best interests of the Debtor, its creditors, its estate, and other parties in interest.

G.           The Debtor has demonstrated both (i) good, sufficient, and sound business purpose and justification, and (ii) compelling circumstances for the Transactions pursuant to 11 U.S.C. § 363(b) prior to, and outside of, a plan of reorganization in that, among other things:

(1)           The Debtor is experiencing liquidity problems that result in it being unable to fund its operations in the near future;

(2)           There is an immediate and significant risk to the value of the Debtor’s business;

(3)           Such liquidity problems and other operational challenges have caused the Debtor hardship;

(4)           Given these circumstances, the Buyer is only willing to proceed to acquire the Debtor’s Business if the Transactions can be consummated quickly and without excessive or onerous liabilities;

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(5)           The Debtor has diligently and in good faith marketed the Purchased Assets to secure the highest and best offer therefor.  An auction for the Purchased Assets was held on November 8, 2010 pursuant to the Court’s October 12, 2010 Order, Inter Alia, (i) Scheduling a Hearing to Approve the Asset Purchase Agreement with Coast Ranier Acquisition Company for Sale of the Debtor’s Assets Free and Clear of Liens; (ii) Approving the Form and Manner of Notice; (iii) Approving Expense Reimbursement; (iv) Approving Bidding Procedures; and (v) Approving Procedures for Assumption and Assignment of Executory Contracts (the “Bid Procedures Order”).

(6)           The Buyer’s bid, pursuant to the terms and conditions set forth in the Purchase Agreement represents a fair and reasonable purchase price and constitutes the highest and best offer obtainable for the Purchased Assets.

H.           A sale of the Purchased Assets at this time to the Buyer pursuant to 11 U.S.C. § 363(b) is the best alternative to (i) preserve the enterprise value of the Purchased Assets, (ii) provide employment for the Debtor’s employees, and (iii) maximize the value of the Debtor’s estate for the benefit of all constituencies.  Delaying the sale undoubtedly will result in a loss of value of the Purchased Assets.

I.           The Purchase Agreement was negotiated and proposed at arms’-length without collusion or fraud, and in good faith within the meaning of Section 363(m) of the Bankruptcy Code.  The Auction was conducted at arms’ length and in good faith within the meaning of Section 363(m) of the Bankruptcy Code.

J.           The Buyer is a good faith purchaser under Section 363(m) of the Bankruptcy Code and, as such, is entitled to all of the protections afforded thereby.

K.           The consideration provided by the Buyer for the Purchased Assets pursuant to the Purchase Agreement (i) is fair and reasonable, (ii) is the highest and best offer for the Purchased Assets determined following the Auction, (iii) will provide a greater recovery for the Debtor's creditors than would be provided by any other practical available alternative, and (iv) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.

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L.           The transfer of the Purchased Assets to the Buyer will be a legal, valid, and effective transfer of the Purchased Assets, will vest the Buyer with all right, title, and interest of the Debtor to the Purchased Assets free and clear to the fullest extent permitted under the Bankruptcy Code or other applicable law of all Interests in such property of any Person or entity, including, without limitation, all Interests of any kind or nature whatsoever arising under or out of, or in connection with, or in any way relating to the operation of the Business prior to the Closing or any acts of Debtor.

M.           The Buyer would not have entered into the Purchase Agreement and would not consummate the Transactions, thus adversely affecting the Debtor, its estate, and its creditors, if the sale of the Purchased Assets to the Buyer and the assignment of the Assumed Executory Contracts to the Buyer was not free and clear of all Interests, or if the Buyer would, or in the future could, be liable for any of such Interests.

N.           The Debtor may sell the Purchased Assets free and clear of all Interests because, in each case, one or more of the prerequisites set forth in 11 U.S.C. § 363(f)(1)-(5) has been satisfied.  The Senior Lenders, who hold first priority liens and security interests in the Purchased Assets and the Debtor’s secured lender (the “Junior Lender”) under that certain Term Loan and Security Agreement, dated May 18,2007 (as amended, restated, supplemented, refunded, refinanced, or otherwise modified or replaced from time to time, the "Junior Lender Term Loan Agreement”) who holds second priority liens and security interests in the Purchased Assets, consent to the Transactions and to the Sale Motion, thereby satisfying the condition set forth in 11 U.S.C. § 363(f)(2).

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O.           Those holders of Interests who did not object, or who withdrew their objections, to the Transactions or the Sale Motion are deemed to have consented pursuant to 11 U.S.C. § 363(f)(2).  Other holders of Interests who objected to the Sale Motion fall within one or more of the other subsections of 11 U.S.C. § 363(f) and are adequately protected by having their Interests, if any, attach to the cash proceeds of the Sale attributable to the property against or in which they assert an Interest, in the same order of priority that existed prior to the Closing and subject to all objections, counterclaims, recoupments and other defenses of the Debtor’s estate.

P.           The (i) transfer of the Purchased Assets to the Buyer and (ii) assumption and assignment to the Buyer of the Assumed Executory Contracts and the assumption of the Assumed Liabilities expressly stated in the Purchase Agreement, will not subject the Buyer to any liability with respect to the operation of the Debtor’s business that accrued or arose prior to the Closing or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, on any theory of law or equity, including, without limitation, any theory of equitable law (including any theory of antitrust or successor or transferee liability).

Q.           The Debtor has demonstrated that it is an exercise of its sound business judgment to assume and assign the Assumed Executory Contracts and Leases to the Buyer in connection with the consummation of the Transactions, and the assumption and assignment of the Assumed Executory Contracts and Leases is in the best interests of the Debtor, its estate, and its creditors. The Assumed Executory Contracts and Leases being assigned to, and any related Assumed Liabilities being assumed by, the Buyer are an integral part of the Business being purchased by the Buyer and, accordingly, such assumption and assignment of Assumed Executory Contracts and Leases and Assumed Liabilities are reasonable, enhance the value of the Debtor’s estate, and do not constitute unfair discrimination.  Except for Assumed Executory Contracts and Leases in which the non-debtor party waived any existing defaults in connection with the assumption and assignment to Buyer thereof, the Debtor has (i) cured, or has provided adequate assurance of cure, of any default existing prior to the date hereof under any of the Assumed Executory Contracts, within the meaning of 11 U.S.C. § 365(b)(1)(A), and (ii) provided compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to the date hereof under any of the Assumed Executory Contracts, with the meaning of 11 U.S.C. § 365(b)(1)(B), and the Buyer has provided adequate assurance of the future performance of and under the Assumed Executory Contracts, within the meaning of 11 U.S.C. § 365(b)(1)(C).

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R.           The Transactions do not constitute a sub rosa Chapter 11 plan for which approval has been sought without the protections that a disclosure statement would afford.  The Transactions neither impermissibly restructure the rights of Debtor’s creditors nor impermissibly dictate a liquidating plan of reorganization for the Debtor.

S.           There was no evidence of insider influence or improper conduct by the Buyer or its affiliates in connection with the negotiation of the Purchase Agreement with the Debtor.  There also was no evidence of fraud or collusion among the Buyer, its affiliates or any other bidder for the Debtors’ assets, or collusion between the Debtor and the Buyer or its affiliates to the detriment of any other bidders.

T.           Immediately prior to the entry of this Order, the Buyer was not an “insider” or “affiliate” of the Debtor, as those terms are defined in the Bankruptcy Code, and no common identity of incorporators, directors or stockholders existed between the Buyer and the Debtor.  Pursuant to the Purchase Agreement, Buyer is not purchasing all of the Debtor’s assets in that the Buyer is not purchasing any of the Excluded Assets, and the Buyer is not holding itself out to the public as a continuation of the Debtor.  Those of the Debtor’s employees who are to be employed by the Buyer pursuant to the Purchase Agreement are being hired under new employment contracts or other arrangements to be entered into or to become effective at the time of the Closing.

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

General Provisions

1.           The Sale Motion is granted, as further described herein.

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2.           All objections to the Sale Motion or the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included therein, hereby are overruled on the merits.

Approval of the Purchase Agreement.

3.           The Purchase Agreement, and all of the terms and conditions thereof, is hereby approved.

4.           Pursuant to 11 U.S.C. § 363(b), the Debtor is authorized and directed to consummate the Transactions, pursuant to and in accordance with the terms and conditions of the Purchase Agreement.

5.           The Debtor is authorized and directed to execute and deliver, and empowered to perform under, consummate and implement, the Purchase Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Purchase Agreement, and to take all further actions as may be requested by the Buyer for the purpose of assigning, transferring, granting, conveying and conferring to the Buyer or reducing to possession, the Purchased Assets, or as may be necessary or appropriate to the performance of the obligations as contemplated by the Purchase Agreement.

Transfer of Purchased Assets

6.           Pursuant to 11 U.S.C. §§ 105(a) and 363(f), the Purchased Assets shall be transferred at Closing to the Buyer, free and clear of all Interests with all such Interests to attach to the net proceeds of the Sale in the order of their priority, with the same validity, force and effect which they now have as against the Purchased Assets, subject to any claims and defenses the Debtor may possess with respect thereto.

K&L GATES LLP
[PROPOSED] ORDER APPROVING SALE, etc. - 9	925 FOURTH AVENUE
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7.           Except as expressly permitted or otherwise specifically provided by the Purchase Agreement or this Order, all Persons and other entities holding Interests against or in the Debtor or the Purchased Assets, including but not limited to, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, trade and other unsecured creditors (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtor, the Purchased Assets, the operation of the Debtor's business prior to the Closing, or the transfer of the Purchased Assets to the Buyer, hereby are forever barred, estopped, and permanently enjoined from asserting against the Buyer, its successors or assigns, its property or interests or the Purchased Assets, such Persons’ or other entities’ Interests.

8.           The sale of the Purchased Assets by Debtor to Buyer (A) is a legal, valid and effective transfer of the Purchased Assets; (B) vests Buyer with all right, title and interest of such Debtor to the Purchased Assets free and clear of all Interests pursuant to Section 363(f) of the Bankruptcy Code (other than Liens created by Buyer); and (C) constitutes a transfer for reasonably equivalent value and fair consideration under the Bankruptcy Code and the laws of the state in which Debtor is incorporated and any other applicable non-bankruptcy laws.

Assumption and Assignment to Buyer of Assumed Executory Contracts and Leases

9.           Pursuant to 11 U.S.C. §§ 105(a) and 365, and subject to and conditioned upon the Closing of the Sale, the Debtor's assumption and assignment to the Buyer of the Assumed Executory Contracts and Leases is hereby approved, and the requirements of 11 U.S.C. § 365(b)(1) with respect thereto are hereby deemed satisfied.

10.           The Assumed Executory Contracts and Leases shall be transferred to, and remain in full force and effect for the benefit of, the Buyer in accordance with and subject to the provisions of the Purchase Agreement, notwithstanding any provision in any such Assumed Executory Contract and Lease, including those of the type described in 11 U.S.C § 365, that prohibit, restrict, or condition such assignment or transfer.

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11.           All defaults or other obligations of the Debtor under the Assumed Executory Contracts and Leases arising or accruing prior to the Closing Date (without giving effect to any acceleration clauses or any default provisions of the kind specified in 11 U.S.C. § 365(b)(2)) shall be cured, paid, satisfied or otherwise discharged as follows: (a) if such Assumed Executory Contract constitutes an  Initial Assumed Executory Contract, by the Debtor by the Cure Costs Deadline applicable to such Assumed Executory Contract; and (b) if such Assumed Executory Contract is an Additional Designated Executed Contract, subject to Section 2.5 of the Purchase Agreement, by the Debtor by the Cure Costs Deadline applicable to such Additional Designated Executory Contract.  In each instance, the Buyer shall have no liability or obligation in connection with any Assumed Executory Contract accruing or arising prior to the Closing Date, except as otherwise expressly provided in the Purchase Agreement.

12.           Each non-Debtor party to an Assumed Executory Contract and Lease hereby is forever barred, estopped, and permanently enjoined from asserting against the Buyer, or the property of the Buyer, any default existing as of the Closing Date, or any counterclaim, defense, setoff or any other claim asserted or assertable against the Debtor in connection with such Assumed Executory Contract and Lease.  Each non-Debtor party to an Assumed Executory Contract and Lease that is an Additional Designated Executory Contract hereby is forever barred, estopped, and permanently enjoined from asserting against the Buyer, or the property of the Buyer, any default existing as of the Closing Date, or any counterclaim, defense, setoff or any other claim asserted or assertable against the Debtor in connection with such Additional Designated Executory Contract.  Upon payment, satisfaction or other discharge by Buyer of the allowed expenses of administration that have accrued during the Post-Closing Determination Period in connection with an Assumed Executory Contract and Lease that is an Additional Designated Executory Contract, each non-Debtor party to such Assumed Executory Contract and Lease hereby is forever barred, estopped, and permanently enjoined from asserting against the Buyer, or the property of the Buyer, any default existing as of the last day of the Post-Closing Determination Period, or any counterclaim, defense, setoff or any other claim asserted or assertable against the Debtor during such period in connection with such Assumed Executory Contract and Lease. The Debtor shall have no liability for any obligations or indebtedness that may accrue under any Additional Designated Executory Contract during the Post-Closing Determination Period, except for any obligations or indebtedness arising by as a result of the Debtor’s willful misconduct or gross negligence.

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[PROPOSED] ORDER APPROVING SALE, etc. - 11	925 FOURTH AVENUE
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13.           Upon the Debtor’s payment of the cure costs associated with an Assumed Executory Contract and Lease by the Cure Costs Deadline, each non-Debtor party to such Assumed Executory Contract and Lease hereby is forever barred, estopped, and permanently enjoined from asserting against the Debtor, or the property of the Debtor, any default existing thereunder as of the date of Closing.

14.           The failure of the Debtor or the Buyer to enforce at any time one or more terms or conditions of any Assumed Executory Contract and Lease shall not be a waiver of such terms or conditions, or of the Debtor’s or the Buyer’s rights to enforce every term and condition of the Assumed Executory Contracts and Leases.

15.           The Buyer's right to designate Additional Designated Executory Contracts pursuant to Section 2.5(b) of the Purchase Agreement is hereby preserved.  Upon designation by Buyer of an Additional Designated Executory Contract, Seller shall use its reasonable efforts to seek entry of an order assuming and assigning to Buyer any such Additional Designated Executory Contract.

Additional Provisions

16.           All amounts to be paid to Buyer pursuant to the Purchase Agreement constitute administrative expenses under Sections 503(b) and 507(a)(2) of the Bankruptcy Code, and are immediately payable if and when the obligations of the Debtor arise under the Purchase Agreement, without any further order of the Bankruptcy Court.  Such amounts shall be paid first in priority to the Buyer from the proceeds of any sale or other transaction involving the Purchased Assets, whether such sale or other transaction is implemented pursuant to 11 U.S.C. § 363 or through any plan of reorganization or liquidation filed in this bankruptcy case.  No liens or security interests shall attach to such amounts.

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17.           Obligations of Debtor relating to Taxes, whether arising under law, by the Purchase Agreement, or otherwise, shall be fulfilled by Debtor, except as set-forth in the Purchase Agreement.

18.           The consideration provided by the Buyer for the Purchased Assets and the terms of the Purchase Agreement (a) are fair and reasonable, and (b) shall be deemed to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia.  None of the Transactions may be avoided under 11 U.S.C. § 363(n).

19.           As of the Closing, each of the Debtor's creditors is authorized and directed to execute such documents and take all other actions as may be necessary to release such creditor’s Interests in the Purchased Assets, if any, as such Interests may have been recorded or may otherwise exist.

20.           This Order (a) shall be effective as a determination that, as of the Closing, except as expressly provided in the Purchase Agreement, all Interests of any kind or nature whatsoever existing as to the Debtor or the Purchased Assets prior to the Closing have been unconditionally released, discharged and terminated, and that the conveyances described herein have been effected, and (b) shall be binding upon and shall govern the acts of all Persons, including without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials who or which may be required by operation of law, the duties of their office, or contract, to accept, file, register or otherwise record or release any documents or instruments, or who or which may be required to report or insure any title or state of title in or to any of the Purchased Assets.

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21.           Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the Transactions.

22.           If any Person that has filed financing statements, mortgages, mechanic's liens, lis pendens, or other documents or agreements evidencing an Interest in the Debtor or the Purchased Assets shall not have delivered to the Debtor prior to Closing, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of such Interest which such Person has or may hold with respect to the Debtor or the Purchased Assets or otherwise, then (a) the Debtor is hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of such Person with respect to the Purchased Assets, and (b) the Buyer is hereby authorized to file, register, or otherwise record a certified copy of this Order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all Interests in the Purchased Assets of any kind or nature whatsoever.

23.           All entities that are presently, or on the Closing Date may be, in possession of some or all of the Purchased Assets are hereby directed to surrender possession of the Purchased Assets to the Buyer at the Closing, and the Buyer hereby is authorized to retrieve and take possession of all Purchased Assets in the possession of any third parties, including but not limited to, any lessor or licensor.

24.           The Buyer shall not be liable or responsible for any liability or other obligation of the Debtor arising under or related to the Purchased Assets, except as expressly stated in the Purchase Agreement. Without limiting the generality of the foregoing, and except as otherwise specifically provided herein or in the Purchase Agreement, the Buyer shall not be liable for any Claims against the Debtor or any of its predecessors or affiliates, or as the transferee of the Purchased Assets, and the Buyer shall have no successor or vicarious liabilities of any kind or character whether known or unknown as of the Closing, now existing or hereafter arising or accruing, whether fixed or contingent, with respect to the Debtor or any obligations of the Debtor arising prior to the Closing, including, without limitation, liabilities resulting from or relating to (i) errors or omissions claims, or (ii) Taxes, in either case, arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of the Business or the sale of the Purchased Assets.

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[PROPOSED] ORDER APPROVING SALE, etc. - 14	925 FOURTH AVENUE
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FACSIMILE: (206) 623-7022

25.           Under no circumstances shall the Buyer be deemed a successor of or to the Debtor for any Interest against or in the Debtor or the Purchased Assets of any kind or nature whatsoever. The sale, transfer, assignment and delivery of the Purchased Assets shall not be subject to any Interests, and Interests of any kind or nature whatsoever shall remain with, and continue to be obligations of, the Debtor.  All Persons hereby are forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing any action against the Buyer, any Affiliate of the Buyer or any successor or assign of the Buyer or such Affiliate, the Purchased Assets, or any other property of the Buyer or any Affiliate of the Buyer or any successor or assign of the Buyer or such Affiliate, in each case with respect to any Interest such Person had, has, or may have against or in the Debtor, its estate, officers, directors, shareholders, or the Purchased Assets (as such Purchased Assets existed prior to the Closing).  Following the Closing, no holder of any Interest against the Debtor or the Purchased Assets (as such Purchased Assets existed prior to the Closing) shall interfere with the title to, or use and enjoyment of, the Purchased Assets based on or related to such Interest, or based upon actions taken or omissions that occurred in the Debtor’s Chapter 11 case.

26.           This Court retains exclusive jurisdiction to (i) interpret, enforce, implement and resolve any disputes arising under or in connection with the terms and provisions of the Purchase Agreement, all amendments thereto, any waivers and consents thereunder, and any agreements executed in connection therewith, the Bidding Procedures Order and this Order, (ii) compel delivery of the Purchased Assets to the Buyer and (iii) protect the Buyer against (a) any liabilities relating to or in connection with the Debtor or the Purchased Assets that do not constitute Assumed Liabilities, or (b) any Interests in the Debtor or the Purchased Assets; provided, however, that in the event that the Bankruptcy Court abstains from exercising or declines to exercise jurisdiction with respect to any matter provided for in this clause or is without jurisdiction, such abstention, refusal or lack of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction of any other court having competent jurisdiction with respect to any such matter.

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27.           Nothing contained in any order entered in this bankruptcy case subsequent to the entry of this Order, nor in any plan of reorganization (or liquidation) confirmed in this case (or any other case involving the Debtor) or order of this Court confirming such plan shall conflict with or derogate from the provisions of the Purchase Agreement or the terms of this Order.  To the extent that there is such a conflict, the Purchase Agreement and this Order control.  Furthermore, to the extent that there is any conflict between the terms of the Purchase Agreement and this Order, the Purchase Agreement controls.

28.           Effective upon the Closing Date, this Order shall constitute a general release by the Debtor and its estate of the Purchaser Group (as defined in the Purchase Agreement), to the extent set forth in the Purchase Agreement.  Without limiting the foregoing, upon and following the Closing Date, the Buyer shall not be deemed to (a) be the successor of the Debtor, (b) have, de facto or otherwise, merged with or into the Debtor, or (c) be a mere continuation or substantial continuation of the Debtor or the enterprise of the Debtor.  Nothing in this paragraph shall be deemed to effect a release of the Purchaser Group with respect to Buyer’s obligations under the Purchase Agreement.

29.           The transfer of the Purchased Assets pursuant to the Purchase Agreement shall not subject the Buyer to any liability with respect to the operation of the business prior to the Closing Date or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, on any theory of law or equity, including, without limitation, any theory of equitable subordination or successor or transferee liability.

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[PROPOSED] ORDER APPROVING SALE, etc. - 16	925 FOURTH AVENUE
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30.           The reversal or modification on appeal of the authorization provided herein to consummate the Transactions shall not affect the validity of the Transactions, including, without limitation, the Sale to the Buyer or the assumption and assignment to the Buyer of the Assumed Executory Contracts and Leases, unless such authorization is duly stayed pending such appeal.

31.           The terms and provisions of the Purchase Agreement and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtor, its estate, and its creditors and interest holders, the Buyer, and its affiliates, successors and assigns, and any affected third parties including, but not limited to, all non-Debtor parties to Assumed Executory Contracts and Leases, all Persons asserting Interests in the Purchased Assets, and any trustees, examiners, “responsible persons” or other fiduciaries appointed in the Debtor’s bankruptcy case or under any chapter of the Bankruptcy Code.  The Purchase Agreement shall not be subject to rejection or avoidance under any circumstance.

32.           Neither the Purchase Agreement, nor the consummation of the Transactions contemplated thereby, directly or indirectly (with or without notice or lapse of time) (a) contravenes, conflicts with or results in a violation of, or gives any Governmental Authority or other Person or entity the right to challenge the Transactions or to exercise any remedy or obtain any relief under, any federal, state, county or local law, statute, rule, regulation, ordinance, code or any decree, ruling, order, writ, injunction, award or judgment of any Governmental Authority applicable to the Debtor or with respect to which any of the Purchased Assets is subject, or (b) shall result in the imposition or creation of any Interest or other rights of a third party upon or with respect to any or all of the Purchased Assets.

33.           Neither the Debtor nor the Buyer is required to make any filing with or give any notice to, or to obtain any approval, consent, ratification, permission, waiver or authorization from, any Person or any Governmental Authority in connection with the execution and delivery of the Purchase Agreement or the consummation of the Transactions (other than with respect to governmental licenses which do not constitute Purchased Assets), and the Debtor does not need to seek or obtain shareholder consent to consummate the Transactions.

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34.           The failure specifically to include any particular provisions of the Purchase Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Purchase Agreement be authorized and approved in its entirety.

35.           The Purchase Agreement and any related agreements, documents or other instruments may be modified, amended or supplemented by the parties thereto, in a writing signed by both parties, and in accordance with the terms thereof, without further order of the Court.

36.           This Order shall be effective immediately upon entry, and any stay of orders provided for in Bankruptcy Rules 6004(h), 6006(d), 7062 and any other provision of the Bankruptcy Code or Bankruptcy Rules shall not apply, is expressly lifted and this Order is immediately effective and enforceable.

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37.           The provisions of this Order are non-severable and mutually dependent.

DATED this ______ day of November, 2010.

The Honorable Karen A. Overstreet
United States Bankruptcy Judge
Presented:

K&L Gates llp

By:
Michael J. Gearin, WSBA # 20982
David C. Neu, WSBA #33143
Brian L. Lewis, WSBA #33560
Attorneys for Coast Crane Company

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The schedules to the Asset Purchase Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish copies of any of such schedules to the U.S. Securities and Exchange Commission upon request.

Schedule	Description

Schedule 2.3(h)	Trade Payables

Schedule 2.5(a)	Initial Assumed Executory Contracts

Schedule 5.1	Organization and Qualifications

Schedule 5.3(b)	Consent of Third Parties

Schedule 5.4	Liens

Schedule 5.5(a)	Tax Liens

Schedule 5.6	Intellectual Property

Schedule 5.7	Permits

Schedule 5.8(a)	Environmental Matters

Schedule 5.8(c)	Environmental Law Compliance Expenditures

Schedule 5.8(e)	Environmental Reports

Schedule 5.9(a) and (g)	Employee Benefit Plans

Schedule 5.10	Litigation

Schedule 5.11(a)	Material Contracts

Schedule 5.11(b)	Breaches and Consents

Schedule 5.12	Material Disputes with Customers and Suppliers

Schedule 5.13(b)	Real Property Leases

Schedule 5.13(b)(i)	Valid Leasehold Interest

Schedule 5.13(b)(v)	Affiliate Parties to Real Property Leases

Schedule 5.13(b)(vi)	Liens or Encumbrances on Real Property Leases

Schedule 5.13(b)(vii)	Assignments and Sublets of Real Property Leases

Schedule 5.13(b)(viii)	Unpaid Late Fees, Charges, or Penalties on Real Property Leases

Schedule 5.14	Brokers’ Fees

Schedule 5.16	Material Adverse Changes